Exhibit 99(b)

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MANAGEMENT’S DISCUSSION AND ANALYSIS

MANAGEMENT’S DISCUSSION OF OPERATIONS

Overview

General Electric Company’s consolidated financial statements represent the combination of the industrial manufacturing and product services businesses of General Electric Company (GE) and the financial services businesses of General Electric Capital Services, Inc. (GECS or financial services).

        We present Management’s Discussion of Operations in three parts: Consolidated Operations, Segment Operations and International Operations.

Consolidated Operations

We achieved record earnings in 2002, demonstrating the benefits of our diverse business portfolio and continuing emphasis on globalization, technology, growth in services, digitization and the Six Sigma Quality initiative.

        Our consolidated revenues were $131.7 billion in 2002, an increase of 5% over revenues of $125.9 billion in 2001, reflecting a 7% increase in our industrial businesses and a slight decrease in financial services. Our consolidated revenues of $125.9 billion in 2001 decreased 3% from $129.9 billion in 2000, reflecting a 6% increase in industrial business revenues partially offsetting a 12% decrease in financial services—the result of significant strategic repositioning activities.

        Our earnings before accounting changes increased to a record $15.1 billion in 2002, a 7% increase from $14.1 billion in 2001. Per-share earnings before accounting changes increased to $1.51 during 2002, up 7% from the prior year’s $1.41. (Except as otherwise noted, when we refer to “per-share earnings” or “earnings per share,” we mean earnings per share on a diluted basis.)

        Contributions from acquisitions affect earnings comparisons. Our consolidated net earnings in 2002, 2001 and 2000 include approximately $636 million, $225 million and $345 million, respectively, from acquired businesses. We integrate acquisitions as quickly as possible and only earnings during the first 12 months following the quarter in which we complete the acquisition are considered to be related to acquired businesses.

RETURN ON AVERAGE SHARE OWNERS’ EQUITY (excluding the effect of accounting changes) was 25.8% in 2002, compared with 27.1% in 2001, which was about the same as in 2000.

WE DECLARED $7.3 BILLION IN DIVIDENDS IN 2002. Per-share dividends of $0.73 were up 11% from 2001, following a 16% increase from the preceding year. We have rewarded our share owners with 27 consecutive years of dividend growth. Our dividend growth for the past five years has significantly outpaced dividend growth of companies in the Standard & Poor’s 500 stock index.

        Except as otherwise noted, the analysis in the remainder of this section presents the results of GE (with GECS included on a one-line basis) and GECS. See the Segment Operations section on page 12 for a more detailed discussion of the businesses within GE and GECS.

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GE TOTAL REVENUES were $79.0 billion in 2002, compared with $74.0 billion in 2001 and $69.5 billion in 2000.

        GE sales of goods and services were $73.3 billion in 2002, an increase of 8% from 2001, which in turn was 7% higher than in 2000. Volume was about 9% higher in 2002, reflecting double-digit increases at Power Systems, NBC, Medical Systems, Specialty Materials and Industrial Systems, partially offset by decreases at Aircraft Engines and Transportation Systems. Selling prices were lower across most segments other than NBC and Power Systems. The net effect in 2002 of exchange rates on sales denominated in currencies other than the U.S. dollar was slightly positive. Volume in 2001 was about 7% higher than in 2000, with selling price and currency effects both slightly negative.

GE/S&P CUMULATIVE DIVIDEND GROWTH SINCE 1997

       For purposes of the financial statement display of sales and costs of sales on pages 43 and 44, “goods” is required by U.S. Securities and Exchange Commission regulations to include all sales of tangible products, and “services” must include all other sales, including broadcasting and information services activities. We refer to sales of both spare parts (goods) and repair services as sales of “product services,” which is an important part of our operations. Sales of product services were $20.8 billion in 2002, an 11% increase over 2001. Increases in product services in 2002 and 2001 were widespread, led by continued strong growth at Power Systems, Medical Systems and Transportation Systems. Operating margin from product services was approximately $5.2 billion, up 11% from 2001. The increase reflected improvements in most product services businesses and was led by Power Systems and Medical Systems.

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GE OTHER INCOME, earned from a wide variety of sources, was $1.1 billion, $0.4 billion and $0.5 billion in 2002, 2001 and 2000, respectively. Other income in 2002 included a $0.6 billion pre-tax gain resulting from NBC’s exchange of certain assets for the cable network Bravo and a $0.5 billion pre-tax gain on the sale of 90% of Global eXchange Services.

GECS TOTAL REVENUES decreased slightly to $58.2 billion in 2002, following a 12% decrease to $58.4 billion in 2001. The largest single factor affecting 2002 revenues was growth from increases in acquisitions and originations—primarily at Commercial Finance. This growth was more than offset by the absence of revenues from Americom after its sale in late 2001 ($1.7 billion), increased estimates of prior-year loss events and lower investment gains at Insurance ($0.9 billion), lower securitization activity in all segments ($0.6 billion), and lower market interest rates.

CONSOLIDATED REVENUES (In billions)

        The three principal reasons for the decrease in revenues in 2001 compared with 2000 were: the deconsolidation of Montgomery Ward LLC (Wards) and resulting absence of sales in 2001 ($3.2 billion); the effects of rationalization of operations and market conditions at Commercial Finance and IT Solutions ($1.5 billion and $1.4 billion, respectively); and reduced surrender fees ($1.2 billion) associated with the planned run-off of restructured insurance policies of Toho Mutual Life Insurance Company (Toho) at GE Financial Assurance. Additional information about other revenue items is provided in the Segment Operations section on page 12.

        Despite good growth in underlying operations, GECS earnings before accounting changes of $4.6 billion in 2002 were down 17% from 2001. The Insurance segment more than accounted for the decline, with $2.3 billion after tax of adverse development and adjustments to estimates of prior-year loss events. Realized investment gains and gains on asset securitization declined by $0.8 billion after tax. Partial offsets were goodwill amortization that ceased at the beginning of 2002 ($0.6 billion in 2001) and lower taxes ($0.6 billion).

        GECS earnings before accounting changes in 2001 increased 8% from 2000. Principal factors in the 2001 increase were strong productivity ($0.7 billion) and lower taxes ($0.5 billion) partially offset by reduced earnings at GE Global Insurance Holding Corporation (GE Global Insurance Holding), the parent of Employers Reinsurance Corporation ($0.5 billion) reflecting the events of September 11, 2001, losses and lower realized gains on financial instruments. Excluding effects of Paine Webber Group, Inc. (PaineWebber) in 2000 and Americom in 2001, such pre-tax gains were lower in 2001 by $0.5 billion ($0.3 billion after tax). Pre-tax gains on sales of investment securities declined in 2001 by $0.5 billion, of which $0.4 billion related to GE Equity; other GE Equity gains were $0.8 billion lower; while gains on securitizations were up $0.8 billion from 2000.

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PRINCIPAL COSTS AND EXPENSES FOR GE are those classified as costs of goods and services sold, and selling, general and administrative expenses. Several of our ongoing initiatives had significant effects on costs:

  The Six Sigma Quality initiative continues to reduce rework, simplify processes and reduce direct material costs.

  Globalization continues to reduce costs through sourcing of products and services in lower-cost countries.

  Digitization has also enabled us to simplify and streamline processes while investing in internal infrastructure hardware and software. We conduct a growing portion of our business over the Internet. Benefits from this initiative include improved customer service, expanded product and service offerings and increased operating efficiency for us and our customers.

Our principal U.S. postretirement benefit plans (plans) contributed $806 million to pre-tax earnings in 2002, or 3.5% of earnings before accounting changes, compared with $1,480 million (6.8%) and $1,266 million (6.5%) in 2001 and 2000, respectively. Considering current and expected asset allocations, as well as historical and expected returns on various categories of assets in which our plans are invested, we assumed that long-term returns on our pension plan assets would be 8.5% in 2002 and 9.5% in 2001 and 2000. Reducing the assumed return by 100 basis points in 2002 increased annual pension costs by about $480 million pretax. Of course, actual annual investment returns can be extremely volatile. Because this short-term market volatility occurs in context of the long-term nature of pension plans, U.S. accounting principles provide that differences between assumed and actual returns are recognized over the average future service of employees.

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       Two other significant factors affecting postretirement benefit costs are the discount rate used to measure the present value of plan obligations and changes in postretirement healthcare costs. We reduced our discount rate from 7½% to 7¼% for 2002, a reduction that increased our costs by about $90 million pretax. Postretirement healthcare costs also increased substantially in 2002. See notes 5 and 6 for additional information about funding status, components of earnings effects and actuarial assumptions of the plans. See pages 41-42 for discussion of pension assumptions.

        Our postretirement benefit costs will likely increase in 2003 for a number of reasons, including a reduction in the discount rate from 7¼% to 6¾%, amortization of investment losses and sustained increases in healthcare costs. We continue to expect that our plan assets will earn 8½%, on average, over the long term. Our labor agreements with various unions expire in June 2003, and results of union negotiations, which are uncertain, could affect postretirement benefit costs in 2003 and beyond.

        We will not make any contributions to the GE Pension Plan in 2003. To the best of our ability to forecast the next five years, we do not anticipate making contributions to that Plan so long as expected investment returns are achieved. The present funding status provides assurance of benefits for our participants, but future effects on operating results and funding depend on economic conditions and investment performance.

OPERATING MARGIN is sales of goods and services less the costs of goods and services sold, as well as selling, general and administrative expenses. GE operating margin was 19.1% of sales in 2002, down from 19.6% in 2001 and about the same as the comparable 18.9% in 2000. The decline in 2002 was attributable to the Plastics segment and the Lighting business in Consumer Products and also reflected restructuring and other charges of $0.6 billion, partially offset by improvements in operating margins at Power Systems and NBC. Restructuring and other charges included $0.4 billion for rationalizing certain operations and facilities of GE’s worldwide industrial businesses. The improvement in operating margin in 2001 was led by Power Systems and Aircraft Engines, reflecting increasing benefits from the digitization, product services and Six Sigma Quality initiatives. Reported operating margin was 18.6% in 2000, including the costs of a one-time retirement benefit provision associated with the labor agreement concluded in that year.

TOTAL COST PRODUCTIVITY (sales in relation to costs, both on a constant dollar basis) for GE in 2002 and 2001 was about 2%. Variable cost productivity improvements (led by Industrial Systems and Plastics) and base cost productivity improvements at Plastics were more than offset by lower base cost productivity primarily at Power Systems, Industrial Systems and Specialty Materials. In 2001, total cost productivity was 2.2% as productivity in Power Systems and Medical Systems was partially offset by negative productivity across several businesses, particularly Plastics, reflecting volume declines.

GE INTEREST AND OTHER FINANCIAL CHARGES in 2002 amounted to $569 million, down 30% from $817 million in 2001, which was about the same as 2000. The decrease in 2002 was primarily the result of lower interest on tax liabilities (see page 11). During 2001, the benefits of lower average interest rates and lower average borrowing levels were partially offset by increased provisions for interest on tax liabilities.

GECS INTEREST EXPENSE ON BORROWINGS in 2002 was $9.9 billion, compared with $10.6 billion in 2001 and $11.1 billion in 2000. Changes in both years reflected the effects of lower interest rates, partially offset by the effects of higher average borrowings used to finance acquisitions and asset growth. The average composite effective interest rate was 4.07% in 2002, compared with 5.11% in 2001 and 5.89% in 2000. In 2002, average assets of $455.2 billion were 18% higher than in 2001, which in turn were 7% higher than in 2000. See page 31 for a discussion of interest rate risk management.

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GECS BORROWINGS (In billions)

FINANCING SPREADS. Over the last three years, market interest rates have been more volatile than GECS average composite effective interest rates, principally because of the mix of effectively fixed-rate borrowings in the GECS financing structure. Yields on our portfolio of fixed and floating-rate financial products have behaved similarly; consequently, financing spreads have remained relatively flat over the three-year period.

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INCOME TAXES on consolidated earnings before accounting changes were 19.9%, compared with 28.3% in 2001 and 31.0% in 2000. A more detailed analysis of differences between the U.S. federal statutory rate and the consolidated rate, as well as other information about our income tax provisions, is provided in note 7.

        The effective tax rate of GE decreased to 20.2% in 2002 from 22.9% in 2001 and 23.0% in 2000. During 2002, GE entered into settlements with the U.S. Internal Revenue Service (IRS) concerning certain export tax benefits. The result of those settlements, included in the line “Tax on international activities including exports” in note 7, was a decrease in the GE effective tax rate of approximately two percentage points. Also during 2002, GE entered into a tax advantaged transaction to exchange certain assets for the cable network Bravo. The effect of this transaction on the GE effective tax rate is included in the line “All other—net” in note 7.

        GECS effective tax rate decreased to negative 1.7% in 2002 from 19.8% in 2001 and 26.9% in 2000. The 2002 effective tax rate reflects effects of pre-tax losses at GE Global Insurance Holding (ERC) and GE Equity, the effects of lower taxed earnings from international operations and favorable tax settlements with the IRS discussed below. Pre-tax losses of $2.8 billion at ERC and $0.6 billion at GE Equity reduced the effective tax rate of GECS by approximately 17 percentage points.

        During 2002, as a result of revised IRS regulations, GECS reached a settlement with the IRS allowing the deduction of previously realized losses associated with the prior disposition of Kidder Peabody. Also during 2002, a settlement was reached with the IRS regarding the treatment of certain reserves for obligations to policyholders on life insurance contracts in the GE Financial Assurance business. The benefits of these settlements, which reduced the GECS rate approximately four percentage points (excluding the ERC and GE Equity losses), are included in the line “All other—net” in note 7.

        The 2001 effective tax rate of GECS reflected the effects of lower taxed earnings from international operations and certain other transactions (see note 7). That rate also included effects of a $0.6 billion pre-tax charge related to the events of September 11, 2001, principally at ERC, which reduced the GECS effective tax rate by one percentage point.

NEW ACCOUNTING STANDARDS. The Financial Accounting Standards Board’s (FASB) Statement of Financial Accounting Standards (SFAS) 142, Goodwill and Other Intangible Assets, generally became effective for us on January 1, 2002. Under SFAS 142, goodwill is no longer amortized but is tested for impairment using a fair value methodology. We stopped amortizing goodwill effective January 1, 2002.

        The result of our applying the new rules as of January 1, 2002, was a non-cash charge of $1.2 billion ($1.0 billion after tax, or $0.10 per share), which we reported in the caption “Cumulative effect of accounting changes.” Substantially all of the charge relates to the GECS IT Solutions business and the GECS GE Auto and Home business. Factors contributing to the impairment charge were the difficult economic environment in the information technology sector and heightened price competition in the auto insurance industry. After the required accounting changes, our 2002 earnings and earnings per share were $14.1 billion and $1.41, respectively, compared with $13.7 billion and $1.37, respectively, in 2001.

        In 2002, we adopted the stock option expense provisions of SFAS 123, Accounting for Stock-Based Compensation. This accounting change did not result in a cumulative effect charge, but increased 2002 costs by $45 million and reduced net earnings by $27 million. See note 1 on page 49 for additional information.

        The cumulative effect of accounting changes in 2001 related to the adoption, as of January 1, 2001, of SFAS 133, Accounting for Derivative Instruments and Hedging Activities, as amended, and the consensus of the FASB’s Emerging Issues Task Force on Issue 99-20, Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets. Adoption of these standards resulted in a one-time, non-cash charge that reduced our 2001 earnings by $444 million ($0.04 per share). After these required accounting changes, our 2001 earnings and earnings per share were $13.7 billion and $1.37, respectively, compared with $12.7 billion and $1.27, respectively, in 2000.

MAJOR PROVISIONS OF NEW ACCOUNTING STANDARDS that will affect us follow.

        SFAS 143, Accounting for Asset Retirement Obligations, requires recognition of the fair value of obligations associated with the retirement of long-lived assets when there is a legal obligation to incur such costs. This amount is accounted for like an additional element of cost, and, like other cost elements, is depreciated over the corresponding asset’s useful life. SFAS 143 primarily affects our accounting for costs associated with the future retirement of facilities used for storage and production of nuclear fuel. On January 1, 2003, we recorded a liability for the expected present value of future retirement costs of $363 million, increased net property, plant and equipment by $24 million and recognized a one-time, cumulative effect charge of $215 million (net of tax). This accounting change will not involve cash and will have only a modest effect on future earnings.

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        In November 2002, the FASB issued Interpretation No. (FIN) 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. Among other things, the Interpretation requires guarantors to recognize, at fair value, their obligations to stand ready to perform under certain guarantees. FIN 45 is effective for guarantees issued or modified on or after January 1, 2003. It will have an inconsequential effect on our financial position and future results of operations.

        In January 2003, the FASB issued FIN 46, Consolidation of Variable Interest Entities, which we intend to adopt on July 1, 2003. FIN 46's consolidation criteria are based on analysis of risks and rewards, not control, and represent a significant and complex modification of previous accounting principles. FIN 46 represents an accounting change, not a change in the underlying economics of asset sales. Under its provisions, certain assets previously sold to our special purpose entities (SPEs) could be consolidated on our books, and, if consolidated, any assets and liabilities now on our books related to those SPEs would be removed. In the event we consolidated these assets, we would not reacquire their legal ownership, nor would our legal rights and obligations change. Any consolidated assets would earn returns substantially like the returns we would have earned had we never sold them. Even assuming the legal provisions controlling these SPEs are not changed between now and the July 1 effective date of FIN 46, the very complexity of the new consolidation rules and their evolving clarification make forecasting that July 1 effect impracticable. It is also clear that many alternative structures for sales of financial assets would continue to be reported as sales under FIN 46 with the assets qualifying for sale not consolidated. We are evaluating whether characteristics of those structures can cost-beneficially be applied to our arrangements before the July 1 effective date. Further information about entities that potentially fall within the scope of FIN 46 is provided in note 29.

Segment Operations

REVENUES AND SEGMENT PROFIT FOR OPERATING SEGMENTS are shown on page 23. For additional information, including a description of the products and services included in each segment, see pages 110 and 111.

     Segment profit is determined based on internal performance measures used by the Chief Executive Officer to assess performance of each business. Generally, the results of decisions made by the Chief Executive Officer regarding unusual matters are excluded from internal business measurements. Historically, such matters have included charges for restructuring; rationalization or other similar expenses; and litigation settlements or other losses, responsibility for which precedes the current business management team. Segment profit excludes any goodwill amortization, the effects of pensions and other retiree benefit plans and accounting changes. Segment profit excludes or includes interest and other financial charges and segment income taxes according to how segment management is measured -- excluded in determining operating profit for Aircraft Engines, Consumer Products, Industrial Products and Systems, Medical Systems, NBC, Plastics, Power Systems, Specialty Materials and Transportation Systems, but included in determining net earnings for Commercial Finance, Consumer Finance, Equipment Management, Insurance and All Other GECS.

AIRCRAFT ENGINES reported a 2% decrease in revenues in 2002 as commercial engine pricing pressures and reduced commercial product services revenues combined with lower industrial units were substantially offset by increased military sales. Operating profit was 4% lower, primarily as a result of lower pricing for commercial engines, lower product services volume from reduced flight hours and higher labor costs, partially offset by lower material costs and productivity. Revenues and operating profit increased 6% and 7%, respectively, in 2001, reflecting higher volume in product services and higher volume of commercial engines and aero-derivative products. The improvement in operating profit was also attributable to productivity.

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OPERATING PROFIT OF GE SEGMENTS (In billions)

     In 2002, revenues from sales to the U.S. government were $2.2 billion, compared with $1.9 billion in 2001.

     Aircraft Engines received orders of $11.6 billion in 2002, compared with $12.1 billion in 2001. The $11.6 billion total backlog at year-end 2002 comprised unfilled product orders of $9.8 billion (of which 43% was scheduled for delivery in 2003) and product services orders of $1.8 billion scheduled for 2003 delivery. Comparable December 31, 2001, total backlog was $11.2 billion.

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Commercial Finance
(In millions)	2002	2001	2000

Revenues
Commercial Equipment Financing	$ 4,539	$ 4,212	$ 3,355
Real Estate	2,124	1,886	1,977
Commercial Finance (CF)	2,350	1,758	1,587
Structured Finance Group	1,243	1,093	999
Aviation Services	2,694	2,173	1,962
Vendor Financial Services	4,130	3,954	5,137
Other Commercial Finance	701	683	316

Total revenues	$ 17,781	$15,759	$ 15,333

Net earnings
Commercial Equipment Financing	$ 719	$ 640	$ 550
Real Estate	650	528	421
Commercial Finance (CF)	599	384	312
Structured Finance Group	488	399	359
Aviation Services	454	497	501
Vendor Financial Services	369	332	327
Other Commercial Finance	(90)	8	(54)

Total net earnings	$ 3,189	$ 2,788	$ 2,416

Charges of $85 million in 2001 were not allocated to this segment because we did not include these costs in measuring the performance of businesses in this segment for internal purposes. Such charges, included in All Other GECS, related to restructuring various global operations and to provisions for disposition of assets.

December 31 (In millions)	2002	2001

Total assets
Commercial Equipment Financing	$ 51,757	$ 49,360
Real Estate	29,522	23,132
Commercial Finance (CF)	26,897	25,386
Structured Finance Group	19,293	17,130
Aviation Services	30,512	24,546
Vendor Financial Services	25,518	21,477
Other Commercial Finance	10,746	8,838

Total assets	$194,245	$169,869

Financing receivables -- net	$128,277	$117,540

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Commercial Finance revenues increased 13% in 2002 principally reflecting acquisitions and increased originations across substantially all businesses, partially offset by reduced market interest rates and lower securitization activity at CF and Commercial Equipment Financing. The 2001 increase of 3% resulted from acquisition and volume growth at Commercial Equipment Financing, Vendor Financial Services, Aviation Services and CF, including the acquisition of Heller Financial, Inc. in October, volume growth at Structured Finance Group and increased securitization activity partially offset by the effects of rationalization of certain operations at Vendor Financial Services. Net earnings increased 14% in 2002 and 15% in 2001. The 2002 increase in net earnings resulted from acquisitions and origination growth, productivity across all businesses and growth in lower taxed earnings from international operations, partially offset by increased credit losses and lower securitization activity at CF and Commercial Equipment Financing. The 2001 increase reflected securitization gains, asset growth from acquisitions at Commercial Equipment Financing, CF and Vendor Financial Services, origination growth at Structured Finance Group, and higher asset gains and productivity at Real Estate. Other Commercial Finance principally includes 2002 revenues of $665 million and net earnings of $122 million of the Healthcare Financial Services business that we acquired in October 2001, offset by certain costs related to our acquisition of Heller Financial, Inc.

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Consumer Finance
(In millions)	2002	2001	2000

Revenues
Global Consumer Finance	$ 6,489	$5,561	$5,429
Card Services	3,777	3,947	3,891

Total revenues	$10,266	$9,508	$9,320

Net earnings
Global Consumer Finance	$ 1,224	$1,034	$ 870
Card Services	670	669	522
Other Consumer Finance	(95)	(101)	(97)

Total net earnings	$ 1,799	$1,602	$1,295

Charges of $57 million in 2001 were not allocated to this segment because we did not include these costs in measuring the performance of businesses in this segment for internal purposes. Such charges, included in All Other GECS, related to unprofitable financing product lines that have been exited.

December 31 (In millions)	2002	2001

Total assets
Global Consumer Finance	$58,310	$43,893
Card Services	18,655	19,085

Total assets	$76,965	$62,978

Financing receivables -- net	$63,254	$47,891

Consumer Finance revenues increased 8% following a 2% increase in 2001. Revenues increased in 2002 primarily as a result of acquisitions and increased international originations, partially offset by lower securitization activity at Card Services. The revenue performance in 2001 reflected the post-acquisition revenues from acquired businesses and volume growth. Net earnings increased 12% following a 24% increase in 2001, as a result of origination growth, acquisitions, growth in lower taxed earnings from international operations and productivity benefits, partially offset by lower securitization activity at Card Services. The 2001 increase reflected productivity at Global Consumer Finance and volume growth at Card Services.

Consumer Products revenues of $8.5 billion were flat in 2002 as 5% higher Appliances revenues, reflecting success of new products, were offset by a 9% decline in Lighting revenues. Consumer Products pricing was down during the year. Operating profit decreased 24% to $0.5 billion, reflecting adverse results in Lighting, particularly from lower prices, higher base costs and higher charges resulting from customer credit issues. Consumer Products revenues of $8.4 billion in 2001 were 3% lower than in 2000 as price erosion at Appliances and Lighting offset modest market share gains at Appliances. Operating profit decreased by 26% to $0.6 billion in 2001, largely as a result of lower selling prices at Appliances and Lighting and increased program spending on new products at Appliances.

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Equipment Management
(In millions)	2002	2001	2000

Revenues	$4,254	$4,401	$4,969

Net earnings	$ 313	$ 377	$ 484

Charges of $17 million in 2001 were not allocated to this segment because we did not include these costs in measuring the performance of businesses in this segment for internal purposes. Such charges, included in All Other GECS, related to the restructuring of various global operations.

December 31 (In millions)	2002	2001

Total assets	$25,222	$24,940

Equipment leased to others	$ 9,416	$ 9,749

Equipment Management businesses experienced business-wide declining utilization rates throughout the period, resulting in both lower revenues and lower earnings. Equipment Management realized productivity benefits in 2002, partially offsetting the utilization's effect on earnings. In 2001, Equipment Management realized tax benefits from a restructuring of the Penske joint venture, and recognized asset impairments at Transport International Pool/Modular Space and GE European Equipment Management.

Industrial Products and Systems
(In millions)	2002	2001	2000

Revenues
Industrial Systems	$4,968	$4,440	$4,469
GE Supply	2,473	2,302	2,159

Total revenues	$7,441	$6,742	$6,628

Operating profit
Industrial Systems	$ 488	$ 527	$ 596
GE Supply	109	99	80

Total operating profit	$ 597	$ 626	$ 676

Industrial Products and Systems reported a 10% increase in revenues and 5% lower operating profit as volume increased and selling prices declined across the segments.

     Industrial Systems revenues rose 12% compared with 2001, but operating profit declined 7%, reflecting the negative effects of lower selling prices, partially offset by the positive effects of acquisitions and productivity. Industrial Products and Systems revenues in 2001 were 2% higher than in 2000, as higher revenue at GE Supply more than offset selling price decreases across the segment and lower volume at Industrial Systems. Operating profit decreased 7% in 2001 primarily as a result of the decline in selling prices and cost inflation.

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Insurance
(In millions)	2002	2001	2000

Revenues
GE Financial Assurance	$ 12,317	$12,826	$12,888
Mortgage Insurance	1,090	1,075	973
GE Global Insurance
Holding (ERC)	9,432	9,453	10,223
Other Insurance	457	536	682

Total revenues	$ 23,296	$23,890	$24,766

Net earnings
GE Financial Assurance	$ 934	$ 1,088	$ 1,009
Mortgage Insurance	538	500	444
GE Global Insurance
Holding (ERC)	(1,794)	78	566
Other Insurance	227	213	182

Total net earnings	$ (95)	$ 1,879	$ 2,201

Charges of $306 million in 2001 were not allocated to this segment because we did not include these costs in measuring the performance of businesses in this segment for internal purposes. Such charges, included in All Other GECS, related to unprofitable insurance products and lines that have been exited and to provisions for disposition of nonstrategic investments.

Insurance revenues decreased 2% in 2002, because of the ongoing planned run-off of acquired policies at Toho and lower realized investment gains. Segment revenues declined 4% in 2001 on reduced net premiums earned at ERC, reflecting the events of September 11, 2001, decreased investment income, and the planned run-off of restructured insurance policies at Toho. These factors were partially offset by increased premium income associated with origination volume at ERC and by post-acquisition revenues from acquired businesses and volume growth at GE Financial Assurance.

     Net pre-tax realized investment gains in the equity and debt securities portfolios amounted to $413 million, $972 million and $818 million in 2002, 2001 and 2000, respectively.

     Net earnings decreased $2.0 billion in 2002, following a $0.3 billion decrease in 2001. The 2002 decrease was primarily attributable to the recognition of adverse development related to prior-year loss events at ERC, discussed below. With retrocession coverages previously purchased by ERC, the recording of this adverse development both increased policyholder losses and, to a lesser extent, decreased premium revenues (principally because of higher levels of contingent ceded premiums following these reserve adjustments). Also contributing to the reduction in 2002 net earnings were lower investment gains across all businesses, including a $110 million after-tax impairment on WorldCom, Inc. bonds at GE Financial Assurance. These decreases were partially offset by core premium growth, including higher premium pricing at ERC and the $152 million benefit from recognition of a favorable tax settlement with the IRS related to the treatment of certain reserves for obligations to policyholders on life insurance contracts at GE Financial Assurance.

     The level of reported claims activity at ERC related to prior-year loss events, particularly for liability-related exposures underwritten in 1997 through 2001, accelerated at a rate higher than we had anticipated. In 2002, considering the continued acceleration in reported claims activity, we concluded that our best estimate of ultimate losses was higher in the range of reasonably possible loss scenarios than previously estimated. Accordingly, we recognized a fourth quarter pre-tax charge of $2.5 billion to increase recorded reserves to reflect the revised indications of remaining liability. The more significant adverse development was in hospital medical malpractice ($300 million), product liability ($300 million), professional liability ($250 million), umbrella liability ($200 million), workers compensation ($200 million), individual liability ($150 million) and asbestos ($150 million). With amounts recognized in previous quarters of 2002, our overall 2002 pre-tax charge for adverse development amounted to $3.5 billion. Insurance loss provisions are based on the best available estimates at a given time. As described on page 41 under the caption "Insurance Liabilities and Reserves," these estimates will be adjusted in the future as required.

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     We have continued our rigorous commitment to improved underwriting initiatives at ERC aimed at ensuring that consistent and diligent underwriting standards are applied to all risks. Throughout 2002, we have been disciplined in rejecting risks that either fail to meet the established standards of price or terms and conditions, or that involve areas for which sufficient historical data do not exist to evaluate the risk adequately. For risks that pass our criteria, we have sought to retain or even judiciously expand our business. On the other hand, we have curtailed or exited business in particular property and casualty business channels when expected returns do not appear to justify the risks.

     Net earnings decreased $0.3 billion in 2001, reflecting underwriting results at ERC, which were partially offset by productivity benefits at GE Financial Assurance. Net earnings in 2001 at ERC were adversely affected by approximately $575 million ($386 million after tax) related to the insurance losses arising from the events of September 11, 2001. This amount primarily resulted from contingent premium payment provisions contained in certain retrocession agreements. After these particular losses, total losses exceeded retrocession policy limits in place at ERC. Substantially all of the September 11, 2001, losses are recoverable under reinsurance policies that require additional premiums to those retrocessionaires. Therefore, the 2001 Statement of Earnings reflects a $698 million reduction in net premiums earned and $78 million of increased losses, partially offset by $201 million in lower insurance acquisition costs. Historical experience related to large catastrophic events has shown that a broad range of total insurance industry loss estimates often exists following such an event, and it is not unusual for there to be significant subsequent revisions to such estimates. Our best estimate of the existing liability, net of estimated recoveries under retrocession arrangements, has not changed significantly from our initial estimate.

     Excluding events of September 11, 2001, net earnings in 2001 and 2000 were also adversely affected by the continued general deterioration of underwriting results at ERC, reflecting higher property and casualty-related losses (principally as a result of adverse development relating to prior-year loss events) and the continued effects of low premiums in the property and casualty insurance/reinsurance industry. ERC underwriting results in 2001 tracked performance in the global property and casualty industry.

     The majority of the adverse development at ERC in 2001, and to a lesser extent in 2000, related to higher projected ultimate losses for liability coverages, especially in the hospital liability, nonstandard automobile (automobile insurance extended to higher-risk drivers) and commercial and public entity general liability lines of business. Results in 2000 also reflected an increase in industry-wide loss estimates related to certain large property loss events, with the largest effect resulting from the European windstorms occurring in late 1999.

     Our Mortgage Insurance business had favorable loss experience throughout the three years ended December 31, 2002, reflecting continued strength in certain real estate markets and the success of our loss containment initiatives.

MEDICAL SYSTEMS revenues increased 6% to $9.0 billion in 2002, on higher equipment and product services volume, partially offset by weak market conditions in Latin America and Japan. Operating profit rose 3% to $1.5 billion as productivity and increased volume were partially offset by lower pricing. Medical Systems revenues rose 16% to $8.4 billion in 2001, primarily as a result of sharply higher volume. Operating profit grew 13% to $1.5 billion in 2001, largely as a result of productivity and volume growth.

Orders received by Medical Systems in 2002 were $9.6 billion, an 8% increase over 2001. The $4.0 billion total backlog at year-end 2002 comprised unfilled product orders of $2.6 billion (of which 95% was scheduled for delivery in 2003) and product services orders of $1.4 billion scheduled for 2003 delivery. Comparable December 31, 2001, total backlog was $4.1 billion.

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NBC reported record revenues of $7.1 billion in 2002, a 24% increase compared with 2001, and operating profit of $1.7 billion, up 18%. Primary factors contributing to this performance included our improved performance in the advertising market, our broadcast of the 2002 Winter Olympics and contributions from the Telemundo acquisition. NBC's 2002 results also included $0.2 billion of the $0.6 billion total gain from the exchange of certain assets for the cable network Bravo and $0.2 billion of other charges for various asset impairments. Revenues declined 15% in 2001, mostly from an industry-wide decline in advertising volume and pricing, as well as lost revenue related to covering the events of September 11, 2001. Operating profit decreased 12% in 2001, reflecting adverse advertising market conditions, the events of September 11, 2001, and charges resulting from dissolving the XFL, which more than offset savings from cost reduction actions.

PLASTICS revenues of $5.2 billion in 2002 were relatively unchanged from 2001 levels, as continued weakness in pricing offset increased volume. Operating profit at Plastics declined 28% to $0.8 billion as productivity and increased volume were not sufficient to offset substantially lower selling prices and increased raw material costs. In 2001, Plastics revenues were 13% lower than the prior year, reflecting increased pricing pressures and lower volume. Plastics experienced continued softness in the automotive, optical media, telecommunications and business equipment markets. Operating profit in 2001 was 23% lower than in 2000, primarily as a result of lower pricing and volume, which more than offset base cost reductions.

POWER SYSTEMS revenues increased 13% to $22.9 billion in 2002, following an increase of 36% in 2001. Operating profit rose 29% to $6.3 billion in 2002, following a 93% increase in 2001. Operating profit improvements at Power Systems reflect the $0.9 billion positive effect of customer contract termination fees, net of associated costs. Results in 2002 also include restructuring and other charges of $0.2 billion as Power Systems adjusted its cost structure.

     These results reflected the changing conditions in the power generation business as demand for new power generation equipment declined in 2002 and orders were delayed or cancelled. When orders are cancelled, contractual terms require customers to pay termination fees. In all cases, we expect such fees to cover our investment in the contracts. At least a portion of this investment has generally been received as progress collections. We also expect to recover at least part of lost profits.

     Power Systems orders were $14.2 billion in 2002, compared with $24.5 billion in 2001, reflecting the sharp decline in demand for new power generation equipment in the United States. The $16.7 billion total backlog at year-end 2002 comprised unfilled product orders of $13.1 billion (of which 73% was scheduled for delivery in 2003) and product services orders of $3.6 billion scheduled for 2003 delivery. Comparable December 31, 2001, total backlog was $28.9 billion. As a result of current market conditions, we are in discussions with certain customers regarding their equipment requirements. These discussions may result in changes to contractual agreements, including delays or cancellations, and may also result in further termination fees.

SPECIALTY MATERIALS revenues increased 32% to $2.4 billion in 2002, reflecting the contributions of recent acquisitions, partially offset by lower selling prices. Operating profit at Specialty Materials rose 6% to $0.3 billion, reflecting higher acquisition volume and lower material costs, partially offset by lower pricing and higher base costs. In 2001, Specialty Materials revenues of $1.8 billion were 9% lower than 2000 reflecting lower sales in the semiconductor market.

TRANSPORTATION SYSTEMS revenues of $2.3 billion were 2% lower and operating profit of $0.4 billion was about the same as in 2001, as product services revenues, strong variable cost productivity and lower materials costs offset the effects of lower volume and pricing pressures.

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     Transportation Systems received orders of $2.8 billion in 2002, compared with $2.6 billion in 2001. The $2.1 billion total backlog at year-end 2002 comprised unfilled product orders of $1.6 billion (of which 53% was scheduled for delivery in 2003) and product services orders of $0.6 billion scheduled for 2003 delivery. Comparable December 31, 2001, total backlog was $1.7 billion.

All Other GECS
(In millions)	2002	2001	2000

Revenues
IT Solutions	$ 1,992	$ 2,301	$ 3,721
GE Equity	(384)	(126)	1,079
Americom gain	--	1,158	--
Americom	--	540	594
Asset impairments	--	(383)	(238)
Product line exits	--	(53)	--
PaineWebber gain	--	--	1,366
Wards	--	--	3,234
Other -- All Other GECS	982	1,358	2,033

Total revenues	$ 2,590	$ 4,795	$ 11,789

Net earnings
IT Solutions	$ (46)	$ 13	$ (243)
GE Equity	(375)	(264)	532
Americom gain	--	642	--
Americom	--	259	202
Asset impairments	--	(310)	(49)
Product line exits	--	(180)	--
Restructuring	--	(144)	(298)
PaineWebber gain	--	--	848
Wards	--	(22)	(782)
Other -- All Other GECS	(159)	(502)	(794)

Total net earnings	$ (580)	$ (508)	$ (584)

All Other GECS includes GECS activities and businesses that we do not measure within one of the other financial services segments.

     In addition to comments on All Other GECS elsewhere in this report, the following comments relate to the table above:

IT Solutions (ITS) -- Revenues and net earnings in 2002 decreased primarily as a result of market conditions and 2001 product line and geographic market exits. During 2001 and 2000, in response to intense competition and transition of the computer equipment market to a direct distribution model, ITS exited its underperforming operations in the United Kingdom, France, Brazil and Mexico and significantly reduced its reseller role in the United States. Costs for involuntary termination benefits, asset impairments, facilities exit costs and losses on sales of portions of the business amounted to $45 million ($43 million after tax) and $246 million ($191 million after tax) in 2001 and 2000, respectively, and are included in restructuring in the table above. The number of employees was reduced from a 2000 peak of 10,000 to 6,000 at the end of 2002.

GE Equity -- GE Equity manages equity investments in early-stage, early growth, pre-IPO companies. GE Equity revenues include income, gains and losses on such investments. Revenues and net earnings during 2002 reflected increased losses on investments, including losses in the telecommunications and software industries, and lower gains. Effective in the fourth quarter of 2002, GE Equity will no longer make new investments in private companies. GE Equity will continue to give financial support to companies within its existing portfolio. The existing portfolio will be managed for maximum value over time, eventually winding down. During 2001, losses on GE Equity's investments exceeded gains and other investment income, resulting in negative revenues and a $264 million net loss, which increased over the prior year principally from reduced asset gains.

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Americom -- On November 9, 2001, GECS exchanged its satellite operations, comprising the stock of Americom and other related assets and liabilities, for a combination of cash and 31% of the publicly-traded stock of SES Global, a leading satellite company, in order to create the world's largest satellite services provider. The transaction resulted in a gain of $1,158 million ($642 million after tax), representing the difference between the carrying value of the 69% investment in Americom and the amount of cash plus the market value of SES Global shares received at the closing date. No gain was recorded on the 31% interest in Americom that was indirectly retained by GECS. GECS investment in SES Global is accounted for on the equity method in Commercial Finance.

2001 Asset impairments and product line exits -- Operations included $656 million of after-tax charges related to disposing of and providing for disposition of several nonstrategic investments and other assets, to certain unprofitable insurance and financing product lines that were exited, and to restructuring various global operations. These costs, not allocated to the related businesses as we did not include these costs in measuring the performance of those businesses for internal purposes, included $478 million ($310 million after tax) for other-than-temporary impairments of investments, the largest of which were held by GE Financial Assurance, GE Equity and ERC. These losses, $383 million of which were charged to revenues, included $130 million ($84 million after tax) of losses on Enron bonds; such bonds were written down to a cost basis of $32 million at December 31, 2001. Such losses also included investment impairment charges of $199 million ($130 million after tax) on non-U.S. mutual funds and the technology sector.

     In response to escalating losses, GECS in 2001 decided to cease further underwriting and exit certain insurance and financing product lines. Charges associated with such loss events and the resulting exits totaled $180 million after tax, of which $149 million related to the loss events in ERC product lines, primarily nonstandard automobile and higher limit industrial property insurance coverages.

     Restructuring of several GECS global businesses included consolidation of several European Equipment Management businesses and rationalization of European Equipment Finance businesses. Costs related to the exit of these activities amounted to $144 million after tax and consisted of involuntary termination benefits, facilities exit costs, and asset impairments.

Other -- All Other GECS includes GECS corporate function expenses, liquidating businesses and other non-segment aligned operations, the most significant of which were Auto Financial Services (AFS) and GE Auto and Home. The decrease in revenues in 2002 and 2001 resulted from AFS, which stopped accepting new business in 2000. Net earnings increased in 2002 primarily because of a favorable tax settlement with the IRS allowing the deduction of previously realized losses associated with the prior disposition of Kidder Peabody and tax benefits from growth in lower taxed earnings from international operations.

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SUMMARY OF OPERATING SEGMENTS

	General Electric Company and consolidated affiliates
For the years ended December 31 (In millions)	2002	2001	2000	1999	1998(c)

REVENUES
Aircraft Engines	$11,141	$11,389	$10,779	$10,730	$10,294
Commercial Finance	17,781	15,759	15,333	12,302	8,072
Consumer Finance	10,266	9,508	9,320	7,562	6,750
Consumer Products	8,456	8,435	8,717	8,525	8,520
Equipment Management	4,254	4,401	4,969	4,789	4,234
Industrial Products and Systems	7,441	6,742	6,628	6,284	6,149
Insurance	23,296	23,890	24,766	19,433	16,841
Medical Systems	8,955	8,409	7,275	6,171	4,624
NBC	7,149	5,769	6,797	5,790	5,269
Plastics	5,245	5,252	6,013	5,315	5,201
Power Systems	22,926	20,211	14,861	10,099	8,500
Specialty Materials	2,406	1,817	2,007	1,803	1,595
Transportation Systems	2,314	2,355	2,263	2,358	2,156
All Other GECS	2,590	4,795	11,789	11,663	12,797
Corporate items and eliminations	(2,522)	(2,819)	(1,664)	(1,194)	(533)

CONSOLIDATED REVENUES	$131,698	$125,913	$129,853	$111,630	$100,469

SEGMENT PROFIT (See description below)
Aircraft Engines	$2,060	$2,147	$2,000	$1,739	$1,478
Commercial Finance (a)	3,189	2,788	2,416	1,834	1,492
Consumer Finance (a)	1,799	1,602	1,295	848	631
Consumer Products	495	648	879	971	1,103
Equipment Management (a)	313	377	484	416	476
Industrial Products and Systems	597	626	676	611	497
Insurance (a)	(95)	1,879	2,201	2,142	1,459
Medical Systems	1,546	1,498	1,321	1,107	844
NBC	1,658	1,408	1,609	1,427	1,225
Plastics	843	1,166	1,518	1,297	1,283
Power Systems	6,255	4,860	2,523	1,537	1,118
Specialty Materials	282	267	347	293	253
Transportation Systems	402	400	436	437	377
All Other GECS (a)	(580)	(508)	(584)	(285)	146

Total segment profit	18,764	19,158	17,121	14,374	12,382
GECS goodwill amortization	-	(552)	(620)	(512)	(408)
GE corporate items and eliminations (b)	775	532	844	872	1,022
GE interest and other financial charges	(569)	(817)	(811)	(810)	(883)
GE provision for income taxes	(3,837)	(4,193)	(3,799)	(3,207)	(2,817)

Earnings before accounting changes	15,133	14,128	12,735	10,717	9,296
Cumulative effect of accounting changes	(1,015)	(444)	--	--	--

CONSOLIDATED NET EARNINGS	$14,118	$13,684	$12,735	$10,717	$9,296

(a)  Segment profit measured as net earnings.

(b) Corporate items include the effect of pension and other benefit plans that are not allocated to segment results as well as income, principally from licensing activities, of $97 million, $88 million, $79 million, $62 million and $271 million in 2002, 2001, 2000, 1999 and 1998, respectively. In 2002, corporate items include $341 million of the total gain of $571 million resulting from NBC's exchange of certain assets for the cable network Bravo and a $488 million gain from the sale of 90% of Global eXchange Services. Also included in 2002 are $175 million of the total restructuring and other charges of $556 million, which related to segment activities as follows: Aircraft Engines -- $55 million, Industrial Products and Systems -- $30 million, Medical Systems -- $30 million, Plastics -- $51 million, and other -- $9 million. In 1999, corporate items include $176 million of the total restructuring and other charges of $265 million, which related to segment activities as follows: Aircraft Engines -- $42 million, Consumer Products -- $80 million, Medical Systems -- $34 million and other -- $20 million.

(c)  1998 revenues and segment profit for Commercial Finance, Consumer Finance, Equipment Management, Insurance and All Other GECS have not been recast to reflect the debt leverage ratios and financial services' organizational changes that became effective January 1, 2003.

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SEGMENT PROFIT is defined in this paragraph. The notes to consolidated financial statements on pages 49-111 are an integral part of this statement. Segment profit excludes goodwill amortization, the effects of pensions and other retiree benefit plans and accounting changes. The segment profit measure for GE industrial businesses -- Aircraft Engines, Consumer Products, Industrial Products and Systems, Medical Systems, NBC, Plastics, Power Systems, Specialty Materials and Transportation Systems -- is operating profit (earnings before interest and other financial charges, income taxes and accounting changes). The segment profit measure for Commercial Finance, Consumer Finance, Equipment Management, Insurance and All Other GECS is after-tax earnings before accounting changes, reflecting the importance of financing and tax considerations to their operating activities.

JANUARY 1, 2003, RECLASSIFICATION OF FINANCIAL SERVICES SEGMENT PROFIT. GE Capital historically has issued about $8 of debt for each $1 of equity -- a "leverage ratio" of 8:1. For purposes of measuring segment profit, each of our financial services businesses was also assigned debt and interest costs on the basis of that consolidated 8:1 leverage ratio. In evaluating expected returns on potential investments, however, we also used business-specific, market-based leverage ratios. As of January 1, 2003, we extended the business-specific, market-based leverage to the performance measurement of each of our financial services businesses, and consequently to the definition of segment profit. As a result, at January 1, 2003, debt of $12.5 billion previously allocated to the segments was allocated to the All Other GECS segment. At the same time, we revised our historical techniques for allocating shared costs and unusual items to financial services businesses. The results of our financial services segments had previously been presented on the historic 8:1 leverage ratio basis. Beginning in 2003, the new leverage ratios and recast comparative historical results will be as follows:

(Dollars in millions)	2002	2001	2000	1999

COMMERCIAL FINANCE
Leverage ratio	7.4:1	7.5:1	7.4:1	7.5:1
Adjusted net earnings	$ 3,189	$ 2,788	$ 2,416	$ 1,834

CONSUMER FINANCE
Leverage ratio	12.4:1	12.3:1	12.3:1	12.4:1
Adjusted net earnings	$ 1,799	$ 1,602	$ 1,295	$ 848

EQUIPMENT MANAGEMENT
Leverage ratio	5.0:1	5.1:1	5.1:1	4.9:1
Adjusted net earnings	$ 313	$ 377	$ 484	$ 416

INSURANCE
Leverage ratio	0.4:1	0.4:1	0.4:1	0.4:1
Adjusted net earnings	$ (95)	$ 1,879	$ 2,201	$ 2,142

ALL OTHER GECS
Adjusted net earnings	$ (580)	$ (508)	$ (584)	$ (285)

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International Operations

Estimated results of international activities include the results of our operations located outside the United States plus all U.S. exports. We classify certain GECS operations that cannot meaningfully be associated with specific geographic areas as “Other international” for this purpose.

        International revenues of $52.9 billion, $51.4 billion and $53.0 billion in 2002, 2001 and 2000, respectively, represented about 40% of consolidated revenues in each year.

Consolidated international revenues

(In millions)	2002	2001	2000

Europe	$24,301	$23,878	$24,144
Pacific Basin	12,026	11,447	12,921
Americas	5,165	5,507	5,912
Other international	3,911	3,456	2,842

	45,403	44,288	45,819

Exports from the U.S. to external customers	7,481	7,149	7,138

	$52,884	$51,437	$52,957

GE international revenues were $29.0 billion, $28.3 billion and $26.7 billion in 2002, 2001 and 2000, respectively. GE international revenues of $29.0 billion in 2002 were $0.7 billion higher than in 2001. Revenues in 2001 of $28.3 billion increased $1.6 billion over 2000. The increase in 2002 related to both an increase in operations outside the U.S. and higher U.S. exports. Revenue increases in Europe were led by Medical Systems and Industrial Systems. Growth in Specialty Materials revenues across all geographic areas was partially offset by lower sales in all areas by Aircraft Engines. Increases in U.S. export sales in 2002 were primarily in Plastics and Power Systems, partially offset by lower exports by Medical Systems and Transportation Systems.

2002 CONSOLIDATED INTERNATIONAL REVENUES BY REGION (INCLUDING EXPORTS FROM THE U.S.)

        GECS international revenues were $23.9 billion in 2002, an increase of 3% from $23.1 billion in 2001. GECS revenues in the Pacific Basin increased 9% in 2002, as a result of acquisitions and origination growth, primarily at Consumer Finance and Commercial Finance. Revenues in “Other international” increased 11% in 2002, primarily as a result of origination growth at Aviation Services. Revenues in Europe decreased 2% as a result of lower investment gains and adjustments to estimates of prior year loss events at Insurance, the 2001 divestiture of Americom, and market conditions and geographic market exits at IT Solutions, partially offset by acquisitions at Consumer Finance and Commercial Finance.


        Consolidated international operating profit was $6.5 billion in 2002, an increase of 7% over 2001, which was 11% lower than in 2000. Operating profit rose 24% to $1.2 billion in the Americas and 28% to $0.9 billion in “Other international” and was relatively unchanged in Europe ($2.1 billion) and the Pacific Basin ($2.3 billion).

        Total assets of international operations were $229.0 billion in 2002 (40% of consolidated assets), an increase of $49.0 billion, or 27%, over 2001. GECS international assets grew 28% from $161.6 billion at year-end 2001 to $207.5 billion at the end of 2002. GECS assets increased 41% and 26% in the Pacific Basin and Europe, respectively, resulting from acquisitions and origination growth.

        Our international activities span all global regions and primarily encompass manufacturing for local and export markets, import and sale of products produced in other regions, leasing of aircraft, sourcing for our plants domiciled in other global regions and provision of financial services within these regional economies. Thus, when countries or regions experience currency and/or economic stress, we may have increased exposure to certain risks, but also may have new profit opportunities. Potential increased risks include, among other things, higher receivables delinquencies and bad debts, delays or cancellation of sales and orders principally related to power and aircraft equipment, higher local currency financing costs and a slowdown in established financial services activities. New profit opportunities include, among other things, lower costs of goods sourced from countries with weakened currencies, more opportunities for lower cost outsourcing, expansion of industrial and financial services activities through purchases of companies or assets at reduced prices and lower U.S. debt financing costs.

2002 TOTAL ASSETS OF INTERNATIONAL OPERATIONS

        Financial results of our international activities reported in U.S. dollars are affected by currency exchange. We use a number of techniques to manage the effects of currency exchange, including selective borrowings in local currencies and selective hedging of significant cross-currency transactions. Principal currencies are the euro, the Japanese yen and the Canadian dollar.


Environmental Matters

Our operations, like operations of other companies engaged in similar businesses, involve the use, disposal and cleanup of substances regulated under environmental protection laws.

        In 2002, we expended about $43 million for capital projects related to the environment. The comparable amount in 2001 was $52 million. These amounts exclude expenditures for remediation actions, which are principally expensed and are discussed below. Capital expenditures for environmental purposes have included pollution control devices—such as wastewater treatment plants, groundwater monitoring devices, air strippers or separators, and incinerators—at new and existing facilities constructed or upgraded in the normal course of business. Consistent with policies stressing environmental responsibility, average annual capital expenditures other than for remediation projects are presently expected to be about $65 million over each of the next two years for new or expanded programs to build facilities or modify manufacturing processes to minimize waste and reduce emissions. This is about the same level as recent experience.

        We are also involved in a sizable number of remediation actions to clean up hazardous wastes as required by federal and state laws. Such statutes require that responsible parties fund remediation actions regardless of fault, legality of original disposal or ownership of a disposal site. Expenditures for site remediation actions amounted to approximately $113 million in 2002, compared with $119 million in 2001. We presently expect that such remediation actions will require average annual expenditures in the range of $120 million to $170 million over the next two years.

        The U.S. Environmental Protection Agency (EPA) ruled in February 2002 that approximately 150,000 pounds of polychlorinated biphenyls (PCBs) must be dredged from a 40-mile stretch of the upper Hudson River in New York State. We have submitted what is known as a “Good Faith Offer” under the Superfund law and have begun negotiations with EPA to undertake the design and engineering of the remedy. Our Statement of Financial Position as of December 31, 2002 and 2001, includes a liability for the estimated costs of this remediation.

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MANAGEMENT’S DISCUSSION OF FINANCIAL RESOURCES AND LIQUIDITY

Overview

This discussion of financial resources and liquidity addresses the Statement of Financial Position (pages 45-46), Statement of Changes in Share Owners’ Equity (page 43) and the Statement of Cash Flows (pages 47-48).

        Only a small portion of GECS business is directly related to other GE operations. The fundamental differences between GE and GECS are reflected in the measurements commonly used by investors, rating agencies and financial analysts. These differences will become clearer in the discussion that follows with respect to the more significant items in the financial statements.

Statement of Financial Position (pages 45-46)

Because GE and GECS share certain significant elements of their Statements of Financial Position—property, plant and equipment, and borrowings, for example—the following discussion addresses significant captions in the “consolidated” statement. Within the following discussions, however, we distinguish between GE and GECS activities in order to permit meaningful analysis of each individual statement.

INVESTMENT SECURITIES for each of the past two years comprised mainly investment-grade debt securities held by Insurance in support of obligations to annuitants and policyholders. Investment securities were $116.9 billion in 2002, compared with $101.0 billion in 2001. The increase of $15.9 billion resulted from investment of premiums received, reinvestment of investment income, the addition of investment securities from acquired companies and increases in fair value, primarily debt securities, partially offset by sales and maturities as well as impairments and losses related to certain debt and equity securities.

        Gross unrealized gains and losses were $4.4 billion and $2.5 billion, respectively, at December 31, 2002 (gross unrealized gains and losses of $2.2 billion and $2.7 billion, respectively, as of December 31, 2001). Market value for these purposes is defined by relevant accounting standards and should not be viewed as a forecast of future gains or losses. We estimate that available gains, net of hedging positions and estimated impairment of insurance intangible assets, could be as much as $1.4 billion.

        We regularly review investment securities for impairment based on criteria that include the extent to which cost exceeds market value, the duration of that market decline and the financial health and specific prospects for the issuer. Of securities with unrealized losses at December 31, 2002, approximately $800 million of portfolio value is at risk of being charged to earnings in 2003. Impairment losses recognized for 2002 were $759 million, including $348 million from the telecommunications and cable industries, of which $167 million was recognized in the second quarter of 2002 following the events relating to WorldCom, Inc.


WORKING CAPITAL, representing GE cash invested in inventories and receivables from customers less trade payables and progress collections, increased to $3.8 billion at the end of 2002. Working capital declined from an investment of $3.9 billion at the beginning of 2000 to a negative $2.4 billion at the end of 2001 on much higher progress collections from Power Systems customers. Working capital balances are significantly affected by progress collections, primarily from Power Systems customers, as shown below.

December 31 (In millions)	2002	2001

Working capital	$ 3,821	$(2,398)
Less progress collections	6,603	11,638

Working capital, excluding progress collections	$10,424	$ 9,240

We expect Power Systems progress collections to decline about $3 billion in 2003, and that working capital turnover otherwise will show improvement as a result of our Six Sigma and digitization initiatives. We discuss current receivables and inventories, two important elements of working capital, in the following paragraphs.

CURRENT RECEIVABLES for GE were $11.0 billion at the end of 2002, an increase of $1.2 billion from year-end 2001, and included $6.3 billion due from customers at the end of 2002, compared with $5.9 billion at the end of 2001. Turnover of customer receivables from sales of goods and services was 10.9 in 2002, compared with 10.1 in 2001. Other current receivables are primarily amounts that did not originate from sales of GE goods or services, such as advances to suppliers in connection with large contracts.

INVENTORIES for GE were $9.0 billion at December 31, 2002, up $0.7 billion from the end of 2001. GE inventory turnover was 7.7 in 2002, a decrease from 7.9 in 2001, as a result of higher inventories at Power Systems, Plastics and Medical Systems.

        GECS inventories were $208 million and $270 million at December 31, 2002 and 2001, respectively. The decrease in 2002 primarily reflected reduced sales volume and improved inventory management at IT Solutions and Commercial Finance.

FINANCING RECEIVABLES is the largest category of assets for GECS and represents one of its primary sources of revenues. The portfolio of financing receivables, before allowance for losses, increased to $205.4 billion at December 31, 2002, from $178.9 billion at the end of 2001, as discussed in the following paragraphs. The related allowance for losses at the end of 2002 amounted to $5.5 billion ($4.8 billion at the end of 2001), representing our best estimate of probable losses inherent in the portfolio.


        A discussion of the quality of certain elements of the financing receivables portfolio follows. “Nonearning” receivables are those that are 90 days or more delinquent (or for which collection has otherwise become doubtful) and “reduced-earning” receivables are commercial receivables whose terms have been restructured to a below-market yield.

        Commercial Finance financing receivables before allowance for losses totaled $130.9 billion at December 31, 2002, ($120.1 billion at December 31, 2001) and consisted of loans and leases to the equipment, commercial and industrial, real estate and commercial aircraft industries. This portfolio of receivables increased primarily from increased acquisitions and originations growth, partially offset by sales and securitizations. Related nonearning and reduced-earning receivables were $2.2 billion at December 31, 2002, about 1.7% of outstandings, compared with $2.0 billion, about 1.7% of outstandings at year-end 2001. Commercial Finance receivables are generally backed by assets and there is a broad spread of geographic and credit risk in the portfolio.

        Consumer Finance financing receivables before allowance for losses, primarily installment loans, auto loans and leases, and residential mortgages, were $66.0 billion at December 31, 2002, an increase of $16.0 billion from year-end 2001. This portfolio of receivables increased primarily from increased originations, acquisition growth and the net effects of foreign currency translation, partially offset by sales and securitizations. Nonearning consumer receivables at December 31, 2002, were $1.6 billion, about 2.4% of outstandings, compared with $1.3 billion, about 2.7% of outstandings at year-end 2001.

        “Other, principally Equipment Management” financing receivables before allowance for losses amounted to $8.5 billion at December 31, 2002, a decrease of $0.3 billion from year-end 2001, primarily as a result of the run-off of the liquidating Auto Financial Services portfolio. Nonearning receivables at December 31, 2002, were $0.1 billion, about 1.0% of outstandings, compared with $0.2 billion, about 1.8% of outstandings at year-end 2001.

        Delinquency rates on Consumer Finance financing receivables at December 31, 2002, were 5.34%; at year-end 2001 were 5.21%; and at year-end 2000 were 4.53% on a managed basis. Increased 2002 and 2001 delinquencies reflected our secured financing business acquired in 2001 and volume growth in that business in 2002. When delinquent, these loans have relatively lower losses than the rest of our consumer portfolio. Delinquencies on Commercial Finance equipment loans and leases were 1.72%, 2.16% and 1.68% at year-end 2002, 2001 and 2000, respectively, on a managed basis. The decline at December 31, 2002, primarily reflected a higher concentration of Vendor Financial Services receivables coupled with improved collection results at Commercial Equipment Finance. The increase at December 31, 2001, reflected the acquisition of Heller Financial, Inc. Future provisions for losses will depend primarily on the size of the portfolio, which is expected to continue to grow, and on associated business and economic conditions.

INSURANCE RECEIVABLES of GECS were $31.6 billion at year-end 2002, an increase of $3.3 billion that was primarily attributable to acquisitions and core growth at GE Financial Assurance, increased recoveries under existing retrocession agreements at ERC and an increase in mortgages held for investment at Mortgage Insurance.

OTHER RECEIVABLES of GECS totaled $13.0 billion at December 31, 2002, and $13.3 billion at December 31, 2001, and consist primarily of nonfinancing customer receivables, accrued investment income, amounts due from GE (generally related to certain trade payable programs), amounts due under operating leases, receivables due on sales of securities and various sundry items.

PROPERTY, PLANT AND EQUIPMENT (including equipment leased to others) was $47.2 billion at December 31, 2002, up $5.1 billion from 2001, primarily reflecting acquisitions of commercial aircraft at Commercial Finance. GE property, plant and equipment consists of investments for its own productive use, whereas the largest element for GECS is equipment provided to third parties on operating leases. Details by category of investment are presented in note 15.

        GE expenditures for plant and equipment during 2002 totaled $2.4 billion, compared with $2.9 billion in 2001. Total expenditures for the past five years were $12.4 billion, of which 38% was investment for growth through new capacity and product development; 35% was investment in productivity through new equipment and process improvements; and 27% was investment for other purposes such as improvement of research and development facilities and safety and environmental protection.

        GECS additions to property, plant and equipment (including equipment leased to others) were $11.0 billion and $12.6 billion during 2002 and 2001, respectively, primarily reflecting acquisitions of commercial aircraft at Commercial Finance.

INTANGIBLE ASSETS were $46.2 billion at year-end 2002, up from $35.1 billion at year-end 2001. GE intangibles increased to $23.1 billion from $14.4 billion at the end of 2001, principally as a result of goodwill and other intangibles related to acquisitions by NBC, Specialty Materials and Industrial Systems. GECS intangibles increased $2.4 billion to $23.1 billion, reflecting goodwill and other intangibles associated with acquisitions and purchase accounting adjustments primarily related to the 2001 acquisition of Heller Financial, Inc., partially offset by the impairment of goodwill from adopting SFAS 142 (see notes 1 and 16).

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ALL OTHER ASSETS totaled $93.2 billion at year-end 2002, an increase of $16.6 billion from the end of 2001. GE other assets increased $5.0 billion, principally reflecting increases in the prepaid pension asset and acquisitions. GECS other assets increased $12.1 billion, principally the result of acquisitions affecting real estate and separate accounts (investments controlled by policyholders); the transfer of Home Depot private label credit card receivables (assets held for sale) in preparation for their sale when that contract is terminated in 2003; and increasing deferred acquisition costs in connection with ongoing insurance operations, partially offset by a reduction in our investment in associated companies reflecting the consolidation of the Banc One joint venture (see note 17).

CONSOLIDATED BORROWINGS aggregated $279.4 billion at December 31, 2002, compared with $232.9 billion at the end of 2001. The major debt-rating agencies evaluate the financial condition of GE and of GE Capital Corporation (GE Capital), the major public borrowing entity of GECS, differently because of their distinct business characteristics. Using criteria appropriate to each and considering their combined strength, those major rating agencies continue to give the highest ratings to debt of both GE and GE Capital.

        GE total borrowings were $9.8 billion at year-end 2002 ($8.8 billion short term, $1.0 billion long term), an increase of $7.3 billion from year-end 2001. GE total debt at the end of 2002 equaled 13.1% of total capital, up from 4.3% at the end of 2001.

        GECS total borrowings were $270.9 billion at December 31, 2002, of which $130.1 billion is due in 2003 and $140.8 billion is due in subsequent years. Comparable amounts at the end of 2001 were $239.9 billion in total, $160.8 billion due within one year and $79.1 billion due thereafter. A large portion of GECS borrowings ($84.2 billion and $117.5 billion at the end of 2002 and 2001, respectively) was issued in active commercial paper markets that we believe will continue to be a reliable source of short-term financing. Most of this commercial paper was issued by GE Capital. The average remaining terms and interest rates of GE Capital commercial paper were 47 days and 1.95% at the end of 2002, compared with 46 days and 2.37% at the end of 2001. The GE Capital ratio of debt to equity was 6.58 to 1 at the end of 2002 and 7.31 to 1 at the end of 2001.

INSURANCE LIABILITIES, RESERVES AND ANNUITY BENEFITS of $135.9 billion at December 31, 2002, were $21.6 billion higher than in 2001. The increase was primarily attributable to acquisitions, growth in deferred annuities and guaranteed investment contracts at GE Financial Assurance and adverse development at ERC. For additional information on these liabilities, see note 19.

INTEREST RATE AND CURRENCY RISK MANAGEMENT is important in our normal business activities. We use derivative financial instruments to mitigate or eliminate certain financial and market risks, including those related to changes in interest rates and currency exchange rates. As a matter of policy, we do not engage in derivatives trading, derivatives market-making or other speculative activities.

        The U.S. Securities and Exchange Commission requires that registrants provide information about potential effects of changes in interest and currency exchange rates. The following discussion is based on so-called “shock tests,” which model effects of interest rate and currency shifts on the reporting company. While the following results of shock tests for changes in interest rates and currency exchange rates may have some limited use as benchmarks, they should not be viewed as forecasts.

  One means of assessing exposure to interest rate changes is a duration-based analysis that measures the potential loss in net earnings resulting from a hypothetical increase in interest rates of 100 basis points across all maturities (sometimes referred to as a “parallel shift in the yield curve”). Under this model, with all else held constant, we estimate that such an increase, including repricing in the securities portfolio, would reduce the 2003 net earnings of GECS based on year-end 2002 positions by approximately $184 million; the pro-forma effect for GE was $61 million. Based on positions at year-end 2001, the pro-forma effect on 2002 net earnings of such an increase in interest rates was estimated to be a decrease of approximately $189 million for GECS and was insignificant for GE.
  Our geographic distribution of operations is diverse. One means of assessing exposure to changes in currency exchange rates is to model effects on reported earnings using a sensitivity analysis. We analyzed year-end 2002 consolidated currency exposures, including financial instruments designated and effective as hedges, to identify assets and liabilities denominated in other than their relevant functional currencies. Net unhedged exposures in each currency were then remeasured, generally assuming a 10% decrease (substantially greater decreases for hyperinflationary currencies) in currency exchange rates compared with the U.S. dollar. Under this model, we estimated at year-end 2002 that such a decrease would have an insignificant effect on 2003 earnings.

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Statement of Changes in Share Owners’ Equity (page 43)

Share owners’ equity increased $8.9 billion, $4.3 billion and $7.9 billion in 2002, 2001 and 2000, respectively. The increases were largely attributable to net earnings of $14.1 billion, $13.7 billion and $12.7 billion, partially offset by dividends declared of $7.3 billion, $6.6 billion and $5.6 billion in 2002, 2001 and 2000, respectively.

        Currency translation adjustments increased equity by $1.0 billion in 2002, compared with reductions of $0.6 billion and $1.2 billion in 2001 and 2000, respectively. Changes in the currency translation adjustment reflect the effects of changes in currency exchange rates on our net investment in non-U.S. subsidiaries that have functional currencies other than the U.S. dollar. In 2002, strengthening in the euro and, to a lesser extent, Asian currencies versus the U.S. dollar reversed trends in those exchange relationships over the prior two years. The euro strengthened significantly versus the U.S. dollar in 2002, and was relatively unchanged in 2001 after weakening in 2000. Asian currencies also strengthened against the dollar in 2002, and had weakened in 2001 and 2000. Accumulated currency translation adjustments affect net earnings only when all or a portion of an affiliate is disposed of or substantially liquidated.

        Adoption of SFAS 133 in 2001 reduced equity by $955 million, including $827 million at the date of adoption. Further information about this accounting change is provided in note  1.

Statement of Cash Flows (pages 47-48)

Because cash management activities of GE and GECS are separate and distinct, it is more useful to review their cash flows separately.

GE CASH AND EQUIVALENTS aggregated $1.1 billion at the end of 2002, down from $9.8 billion at year-end 2001. GE periodically invests available cash in GECS short-term borrowings. Such amounts are classified as cash equivalents in the GE Statement of Financial Position. No such investments were made as of December 31, 2002, compared with $8.7 billion at December 31, 2001.

        During 2002, GE generated $10.1 billion in cash from operating activities, a $7.1 billion decrease from 2001 as orders for new Power Systems equipment and the associated progress collections declined sharply. Excluding effects of progress collections, cash from operating activities increased 10% in 2002 and 13% in 2001, including effects of receivables monetization programs in both years. In addition to the $10.1 billion of cash from operating activities, GE began 2002 with $9.8 billion of cash and increased net cash from borrowings by $6.8 billion, for a total of $26.7 billion. We used the cash to invest in strategic acquisitions ($9.0 billion) and property, plant and equipment ($2.4 billion); to reward our share owners with increased dividends (totaling $7.2 billion) and to buy shares under our share repurchase program ($2.0 billion); and to contribute capital to our financial services businesses ($6.3 billion, including $1.8 billion contributed to ERC).

        During 2001 and 2000, GE generated $32.6 billion of cash from operating activities, including $6.7 billion cumulative additional cash from progress collections. This cash provided resources for dividends to share owners ($11.8 billion); continuation of the share repurchase program ($5.4 billion); investment in property, plant and equipment ($5.4 billion); and completion of strategic acquisitions ($2.6 billion).

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GE CUMULATIVE CASH FLOWS SINCE 1994 (In billions)

        Under the share repurchase program initiated in December 1994, we have purchased 1.1 billion shares of GE stock. In December 2001, the GE Board of Directors increased the amount authorized from $22 billion to $30 billion. Funds used for the share repurchase are expected to be generated largely from operating cash flow.

        Based on past performance and current expectations, in combination with the financial flexibility that comes with a strong balance sheet and the highest credit ratings, we believe we are in a sound position to continue the share repurchase program, to grow dividends and to continue making selective investments for long-term growth. We expect expenditures for plant and equipment to be about $2.2 billion in 2003, principally for productivity and growth.

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GECS CASH AND EQUIVALENTS aggregated $7.9 billion at the end of 2002, up from $7.3 billion at year-end 2001. Over the past three years, GECS borrowings with maturities of 90 days or less have decreased by $13.2 billion. New borrowings of $173.7 billion having maturities longer than 90 days were added during those years, while $107.2 billion of such longer-term borrowings were retired. GECS also generated $48.1 billion from operating activities over the last three years, which benefited in 2002 and 2001 from increases in insurance liabilities and reserves.

        The principal use of cash by GECS has been investing in assets to grow our businesses. Of the $122.9 billion that GECS invested over the past three years, $48.0 billion was used for additions to financing receivables; $35.0 billion was used to invest in new equipment, principally for lease to others; and $24.8 billion was used for acquisitions of new businesses, the largest of which were Australian Guarantee Corporation, Security Capital and Deutsche Financial Services in 2002 and Heller Financial, Inc. and Mellon Leasing in 2001.

        With the financial flexibility that comes with excellent credit ratings, we believe that GECS should be well positioned to meet the global needs of its customers for capital and to continue providing our share owners with good returns.

Additional Considerations

COMMERCIAL AIRLINES. Following the events of September 11, 2001, many of our airline customers have experienced financial difficulties. In the face of declining traffic, they have responded by curtailing flight schedules and deferring and canceling deliveries of commercial aircraft. Deteriorating aircraft utilization and pricing affects Commercial Finance, which owned 1,161 commercial aircraft at December 31, 2002, when, despite pressure on the industry, 1,149, or 99% were on lease. We believe, however, that the financial difficulties of our airline customers will continue to weigh on the airline industry in 2003.

        Aircraft Engines sales of new equipment often include long-term customer financing commitments. Under these commitments, it is our policy to establish a secured position in the aircraft being financed. At year-end 2002, guarantees of $0.7 billion were in place. Further, we had committed $1.6 billion to provide financial assistance on future aircraft sales (see note 30). Our guarantees and commitments are secured by individual aircraft or pools of aircraft engines related to the specific financing arrangement. At December 31, 2002, the total estimated fair value of aircraft securing these guarantees exceeded the guaranteed amounts, net of the associated allowance for losses.

        At year-end 2002, Commercial Finance had provided loans and leases of $26.6 billion, and combined with our insurance business, had $1.9 billion of investment securities related to the airline industry. In addition, Commercial Finance had funding commitments of $0.5 billion and had placed multi-year orders for various Boeing, Airbus and other aircraft with list prices approximating $15.4 billion at year-end 2002. Commercial Finance held placement agreements with commercial airlines for 40 of the 42 aircraft scheduled for delivery in 2003.

        Two of our major airline customers, US Airways Group Inc. and UAL Corp, the parent companies of US Airways and United Airlines, respectively, are experiencing significant financial difficulties and both filed for reorganization in bankruptcy in 2002. At December 31, 2002, our exposure related to these airlines amounted to $3.7 billion, including loans, leases, investment securities, guarantees and commitments as discussed above. Various Boeing and Airbus aircraft secure these financial exposures. We have provided for our best estimate of probable losses under these particular arrangements in light of estimated amounts recoverable under recourse provisions.

        In December 2002, Commercial Finance and US Airways Group Inc. agreed on a global restructuring plan that was approved by the cognizant Bankruptcy Court in January 2003. The plan will provide the airline with up to $120 million debtor-in-possession financing, which will be subsequently refinanced as part of a $360 million facility being provided by us upon US Airways Group Inc.'s exiting from Chapter 11, and $350 million of future lease financing for regional jet aircraft. Upon US Airways Group Inc.'s emergence from bankruptcy we would receive warrants to buy five percent of the Class A shares of the reorganized US Airways Group Inc. along with 3.8 million shares of its Class A preferred stock.

        Commercial aviation is important to us, as it is to the global economy, and we are pleased that our technology, our proactive partnering and our financial strength have earned us the loyalty of our customer base in that industry. At the same time, we are pleased to have served the needs of our global investors with prudent management of our exposure to the industry’s risks. Our underwriting establishes positions that are secured by tangible assets; our risk management protects our investments; and we record losses in accordance with the applicable requirements.

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TELECOMMUNICATIONS. Financial services investments in and contractual commitments to customers in the telecommunications and cable industries amounted to $9.2 billion and $2.9 billion, respectively, as of December 31, 2002, and primarily comprised financing receivables and investment securities. Included in the telecommunications amount is Commercial Finance’s equity method investment in SES Global of $1.7 billion. Like all financial services positions, these receivables and investments have been entered into subject to strict risk and underwriting criteria, are diversified, and financing receivables are generally secured. During recent declines in the values of these portfolios, the positions have been routinely reviewed for credit and impairment losses, and actions have been taken to mitigate exposures. We have made provision for probable losses. Future losses, if any, will depend upon business and economic developments as well as the success of risk mitigation actions.

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Liquidity

The major debt-rating agencies evaluate the financial condition of GE and of GE Capital Corporation (GE Capital), the major public borrowing entity of GECS, differently because of their distinct business characteristics. Factors that are important to the ratings of both include the following: cash generating ability—including cash generated from operating activities; earnings quality—including revenue growth and the breadth and diversity of sources of income; leverage ratios—such as debt to total capital and interest coverage; and asset utilization, including return on assets and asset turnover ratios. Considering those factors, those major rating agencies continue to give the highest ratings to debt of both GE and GE Capital (long-term credit rating AAA/Aaa; short-term credit rating A-1+/P-1).

        One of our strategic objectives is to maintain these ratings on debt issued by GE and GE Capital. Our Triple-A rating lowers our cost of borrowings and facilitates access to a variety of lenders. We manage our businesses in a manner consistent with maintaining these Triple-A ratings.

        To support the GE Capital rating, at the end of 2002, GE was contractually committed to maintain the ratios of earnings to fixed charges at GE Capital at a specified level. To build equity, the GECS Board of Directors intends to reduce GECS dividend payments to GE to 10% of operating earnings. GE contributed $6.3 billion of cash in 2002, of which $1.8 billion funded certain loss development at ERC. See also “January 1, 2003, Reclassification of Financial Services Segment Profit” on page 24. Our plans are to reduce the level of debt and increase equity in financial services; targeting 2005 for elimination of the $12.5 billion of debt allocated to All Other GECS as of January 1, 2003. Proceeds from any strategic dispositions will be evaluated when and if they are received, but we anticipate using at least some of those proceeds to reduce financial services debt.

        During 2002, certain external credit rating agencies announced the lowering of financial strength ratings with respect to GE Global Insurance Holding and subsidiaries. Those rating agencies made similar announcements with regard to other property and casualty insurance and reinsurance entities at about the same time. Debt ratings for GE Global Insurance Holding affect $1.7 billion of outstanding debt. These ratings were adjusted negatively in 2002, but remained investment grade. We do not believe these actions will materially affect GE Global Insurance Holding liquidity or capital resources or the ability to write future business.

GLOBAL COMMERCIAL PAPER MARKETS are also a primary source of liquidity for GE and financial services. GE Capital is the most widely-held name in those markets and is the principal issuer of financial services debt. Financial services debt composition as of December 31, 2002 and 2001, follows.

December 31	2002	2001

Senior notes	52%	33%
Commercial paper	31	49
Other--principally current portion of long-term debt	17	18

Total	100%	100%

During 2002, GE Capital issued approximately $88 billion of long-term debt in U.S. and international markets. These funds were used primarily to reduce the amount of commercial paper outstanding by $33 billion and to fund acquisitions and new asset growth. We target a ratio for commercial paper of 25% to 35% of outstanding debt based on the anticipated composition of our assets. GE Capital anticipates issuing approximately $60 billion of long-term debt using both U.S. and international markets during 2003. The proceeds from such issuances will be used to fund maturing long-term debt, additional acquisitions and asset growth. The ultimate amount of debt issuances will depend on the growth in assets, acquisition activity, availability of markets and movements in interest rates.

        We believe that alternative sources of liquidity are sufficient to permit an orderly transition from commercial paper in the unlikely event of impaired access to those markets. Funding sources on which we would rely would depend on the nature of such a hypothetical event, but include $54 billion of contractually committed lending agreements with highly-rated global banks and investment banks, an increase of $21 billion since December 31, 2001, as well as other sources of liquidity, including medium and long-term funding, monetization, asset securitization, cash receipts from lending and leasing activities, short-term secured funding on global assets, and potential asset sales.

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OFF BALANCE SHEET ARRANGEMENTS are used in the ordinary course of business to achieve improved share owner returns. One of the most common forms of off balance sheet arrangements is asset securitization. The securitization transactions we engage in are similar to those used by many financial institutions and are part of a $700 billion annual market for asset-backed commercial paper. We use sponsored and third-party entities to execute securitization transactions funded in the commercial paper and term markets. As part of this program, we consider the relative risks and returns of each alternative and predominantly use sponsored entities. We believe that these transactions could be readily executed through non-sponsored entities or term securitization at modest incremental cost. Beyond improved returns, these securitization transactions serve as funding sources for a variety of diversified lending and securities transactions, transfer selected credit risk and improve cash flows while enhancing the ability to provide a full range of competitive products for customers.

        Simply stated, in a typical securitization transaction, we sell high-quality financial assets to entities that have financed those purchases using low-cost, highly-rated commercial paper. In the following paragraphs, we describe in more detail how these transactions with such entities typically work.

        The first step in the securitization process uses entities that meet the accounting criteria for Qualifying Special Purpose Entities (qualifying entities). Among other criteria, a qualifying entity’s activities must be restricted to passive investment in financial assets and issuance of retained interests in those assets. Under generally accepted accounting principles, entities meeting these criteria are not consolidated in the sponsor’s financial statements. We sell selected financial assets to qualifying entities. Examples include financing and credit card receivables and trade receivables. On the whole, the credit quality of such assets is equal to or higher than the credit quality of similar assets we own.

        Qualifying entities raise cash by issuing retained interests—rights to cash flows from the assets—to other SPEs we sponsor that issue highly-rated commercial paper to third-party institutional investors. These SPEs use commercial paper proceeds to obtain retained interests in the financial assets of qualifying entities, as well as financial assets originated by multiple third parties. We provide credit support for certain of these assets, as well as liquidity support for the commercial paper. In accordance with our contractual commitments to the qualifying entities, we rigorously underwrite and service the associated assets, both those we originate and those originated by other participants. All of the qualifying entities’ assets serve as collateral for the commercial paper. Support activities include credit reviews at acquisition and ongoing review, billing and collection activities—the same support activities that GECS employs for its own financing receivables. These entities are not consolidated in the accompanying financial statements.

        Our sponsored SPEs are routinely evaluated by the major credit rating agencies, including monthly reviews of key performance indicators and annual reviews of asset quality. Commercial paper issued by these entities has always received the highest available ratings from the major credit rating agencies and at year-end 2002 was rated A-1+/P-1.

        Assets held by SPEs include: receivables secured by equipment, commercial real estate and other assets; credit card receivables; and trade receivables. In addition to being of high credit quality, these assets are diversified to avoid concentrations of risk. Examples of these assets include loans and leases on manufacturing and transportation equipment, loans on commercial property, commercial loans, and balances of high credit quality accounts from sales of a broad range of products and services to a diversified customer base. Such assets totaled $42.2 billion and $43.0 billion at December 31, 2002 and 2001, respectively.

        Sales of securitized assets to SPEs result in a gain or loss amounting to the net of sales proceeds, the carrying amount of net assets sold, the fair value of retained interests and servicing rights and an allowance for losses. Total securitization sales resulted in gains of $0.8 billion and $1.3 billion in 2002 and 2001, respectively, and are included in revenues net of any effects of replenishing securitized credit card balances.

        In addition to the securitization activities discussed previously, Financial Guaranty Insurance Company (FGIC), an affiliate that is a leader in the municipal bond insurance market, uses SPEs that offer municipalities guaranteed investment contracts with interests in high-quality, fixed maturity, investment grade assets. FGIC actively manages these assets under strict investment criteria and GE Capital also provides certain performance guarantees. Total assets in sponsored FGIC entities amounted to $13.7 billion and $13.4 billion at December 31, 2002 and 2001, respectively.

        We provide financial support related to assets held by certain SPEs through liquidity agreements, credit support, performance guarantees and guarantee and reimbursement contracts. Net credit and liquidity support amounted to $27.2 billion after consideration of participated liquidity and arrangements that defer liquidity draws beyond 2003, a reduction of $15.9 billion from 2001. This amount includes credit support, in which we provide recourse for a maximum of $16.9 billion of credit losses in SPEs. Potential credit losses are provided for in our financial statements. Based on management’s best estimate of probable losses inherent in the portfolio, we provided an allowance of $233 million for recourse obligations at year-end 2002. Performance guarantees relate to letters of credit and liquidity support for guaranteed investment contracts and are subject to a maximum of $3.8 billion at December 31, 2002.

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        None of the GE sponsored SPEs is permitted to hold GE stock, and there are no commitments or guarantees that provide for the potential issuance of GE stock. These entities do not engage in speculative activities of any description, are not used to hedge our asset positions, and under GE integrity policies, no GE employee, officer or director is permitted to invest in any sponsored SPE.

        We have extensive experience in evaluating economic, liquidity and credit risk. In view of this experience, the high quality of assets in these entities, the historically robust quality of commercial paper markets, and the historical reliability of controls applied to both asset servicing and to activities in the credit markets, we believe that, under any reasonable future economic developments, the likelihood is remote that any such arrangements could have an adverse economic effect on us.

        Under FIN 46, Consolidation of Variable Interest Entities, new consolidation criteria will be applied to certain SPEs, which it defines as “Variable Interest Entities.” Additional information about entities that fall within the scope of FIN 46 is provided in note 29.

PRINCIPAL DEBT CONDITIONS that could automatically result in remedies, such as acceleration of GE or financial services debt, are described below.

  If the short-term credit rating of GE Capital or certain SPEs discussed further in note 29 were to fall below A-1/P-1, GE Capital would be required to provide substitute liquidity for those entities or provide funds to retire the outstanding commercial paper. The maximum amount (net of participated liquidity and arrangements that defer liquidity to 2004) that GE Capital would be required to provide in the event of such a downgrade is determined by contract, and amounted to $22.6 billion at December 31, 2002.

  If the long-term credit rating of GE Capital were to fall below AA/Aa2, GE Capital would be required to provide substitute credit support or liquidate the SPEs. The maximum amount that GE Capital would be required to substitute in the event of such a downgrade is determined by contract, and amounted to $2.7 billion at December 31, 2002.

  If the long-term credit rating of GE Capital were to fall below AA-/Aa3 or its short-term credit rating were to fall below A-1+/P-1, GE Capital could be required to provide up to $1.1 billion to the FGIC SPEs and could be required to repay an amount of FGIC’s guaranteed investment contracts as specified by contract; at December 31, 2002, that maximum repayment was $3.6 billion.

  If the long-term credit rating of either GE or GECS under certain swap, forward and option contracts falls below A-/A3, certain remedies are required as discussed in note 28.

  If GE Capital’s ratio of earnings to fixed charges, which was 1.65:1 at the end of 2002, were to deteriorate to 1.10:1 or, upon redemption of certain preferred stock, its ratio of debt to equity, which was 6.58:1 at the end of 2002, were to exceed 8:1, GE has committed to contribute capital to GE Capital. GE also has guaranteed subordinated debt of GECS with a face amount of $1.0 billion at December 31, 2002 and 2001.

None of these conditions has been met in GE or GECS history, and we believe that under any reasonable future economic developments, the likelihood is remote that any such arrangements could have a significant effect on our operations, cash flows or financial position.

TIMING OF CONTRACTUAL COMMITMENTS at GE and GECS during the next five years, related to leases and debt, follows.

(In billions)	2003	2004		2005	2006	2007

GE	$0.6	$0.8		$0.4	$0.4	$0.3
GECS
Commercial paper	84.2	--		--	--	--
Other	46.6	47	.5(a)	22.3	10.3	14.8

(a) Extendible notes amounting to $12 billion are floating rate securities with an initial maturity of 13 months, which can be extended on a rolling basis, at the investor’s option to a final maturity of five years ending in 2007. We expect substantially all of the notes will remain outstanding until final maturity, but have included their face amount in 2004 commitments .

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MANAGEMENT'S DISCUSSION OF SELECTED FINANCIAL DATA

SELECTED FINANCIAL DATA, summarized on the following page, are divided into three sections: upper portion—consolidated data; middle portion—GE data that reflect various conventional measurements for such enterprises; and lower portion—GECS data that reflect key information pertinent to financial services businesses.

GE’S TOTAL RESEARCH AND DEVELOPMENT expenditures were $2.6 billion in 2002, compared with $2.3 billion and $2.2 billion in 2001 and 2000, respectively. In 2002, expenditures from GE’s own funds were $2.2 billion, an increase of 12% from 2001, reflecting continuing research and development work related to new product, service, information and process technologies. Product technology efforts in 2002 included continuing development work on the next generation of gas turbines, further advances in state-of-the-art diagnostic imaging technologies, developing reduced emissions and more fuel-efficient locomotives, improving the performance and efficiency of wind energy turbines and continuing development of more fuel-efficient, cost-effective aircraft engine designs. Services technologies include further advances in diagnostic applications, including remote diagnostic capabilities related to repair and maintenance of medical equipment, aircraft engines, power generation equipment and locomotives. Information technology advances in the healthcare field are helping our customers integrate their various devices and critical systems. Process technologies provided improved product quality and performance and increased capacity for manufacturing engineered materials. Expenditures funded by customers (mainly the U.S. government) were $416 million in 2002, compared with $369 million in 2001.

GE’S TOTAL BACKLOG of firm unfilled orders at the end of 2002 was $36.1 billion, a decrease of 24% from year-end 2001, reflecting softening demand for new equipment in the power generation business at Power Systems, partially offset by higher backlog at Transportation Systems and Aircraft Engines. Of the total backlog, $28.6 billion related to products, of which 65% was scheduled for delivery in 2003. Product services orders, included in this reported backlog for only the succeeding 12 months, were $7.5 billion at the end of 2002. Orders constituting this backlog may be canceled or deferred by customers, subject in certain cases to penalties. See Segment Operations beginning on page 12 for further information.

MANAGEMENT'S DISCUSSION OF THE APPLICATION OF CRITICAL ACCOUNTING POLICIES

Accounting policies discussed in this section are those that we consider to be critical to an understanding of our financial statements because their application places the most significant demands on our ability to judge the effect of inherently uncertain matters on our financial results. For all of these policies, we caution that future events rarely develop exactly as forecast, and the best estimates routinely require adjustment.

LOSSES ON FINANCING RECEIVABLES are recognized when they are incurred. Measurement of such losses requires consideration of historical loss experience, including the need to adjust for current conditions, and judgments about the probable effects of relevant observable data, including present economic conditions such as delinquency rates, financial health of specific customers and market sectors, collateral values, and the present and expected future levels of interest rates. Exposure to losses on financing receivables at year-end 2002 was $222.3 billion, including credit support for special purpose entities, against which an allowance for losses of $5.8 billion was provided. Further information is provided on pages 29 and 30, and in notes 1, 12, 13 and, for special purpose entities, in note 29. While losses depend to a large degree on future economic conditions, we do not anticipate significant adverse credit development in 2003.

IMPAIRMENT OF INVESTMENT SECURITIES results in a charge to operations when a market decline below cost is other than temporary. We regularly review each investment security for impairment based on criteria that include the extent to which cost exceeds market value, the duration of that market decline and the financial health of and specific prospects for the issuer. GECS investment securities amounted to $116.5 billion at year-end 2002. Gross unrealized gains and losses included in that carrying amount related to debt securities were $4.2 billion and $1.9 billion, respectively. Gross unrealized gains and losses on equity securities were $0.2 billion and $0.5 billion, respectively. Of securities with unrealized losses at year-end 2002, and based on application of our accounting policy for impairment, approximately $800 million of portfolio value, including approximately $200 million from the telecommunications and cable industries, is at risk of being charged to earnings in 2003. GECS actively performs comprehensive market research, monitors market conditions and segments its investments by credit risk in order to minimize impairment risks. Further information is provided in notes 1 and 9 and on page 29, which discusses the investment securities portfolio.


SELECTED FINANCIAL DATA

(Dollar amounts in millions; per-share amounts in dollars)          2002            2001           2000          1999          1998
-----------------------------------------------------------------------------------------------------------------------------------
GENERAL ELECTRIC COMPANY AND CONSOLIDATED AFFILIATES
    Revenues                                                 $   131,698     $   125,913     $  129,853    $  111,630    $  100,469
    Earnings before accounting changes                            15,133          14,128         12,735        10,717         9,296
    Cumulative effect of accounting changes                       (1,015)           (444)          --            --            --
    Net earnings                                                  14,118          13,684         12,735        10,717         9,296
    Dividends declared                                             7,266           6,555          5,647         4,786         4,081
    Earned on average share owners' equity excluding
       effect of accounting changes                                 25.8%           27.1%          27.5%         26.8%         25.7%
    Per share
       Earnings before accounting changes--diluted           $      1.51     $      1.41     $     1.27    $     1.07    $     0.93
       Cumulative effect of accounting changes--diluted            (0.10)          (0.04)          --            --            --
       Earnings--diluted                                            1.41            1.37           1.27          1.07          0.93
       Earnings before accounting changes--basic                    1.52            1.42           1.29          1.09          0.95
       Cumulative effect of accounting changes--basic              (0.10)          (0.04)          --            --            --
       Earnings--basic                                              1.42            1.38           1.29          1.09          0.95
       Dividends declared                                           0.73            0.66           0.57       0.48 2/3      0.41 2/3
       Stock price range                                     41.84-21.40     52.90-28.25     60.50-41.67   53.17-31.42   34.65-23.00
       Year-end closing stock price                                24.35           40.08          47.94         51.58         34.00
    Total assets                                                 575,244         495,023        437,006       405,200       355,935
    Long-term borrowings                                         140,632          79,806         82,132        71,427        59,663
    Shares outstanding--average (in thousands)                 9,947,113       9,932,245      9,897,110     9,833,478     9,806,995
    Share owner accounts--average                                655,000         625,000        597,000       549,000       534,000
===================================================================================================================================
GE DATA
    Short-term borrowings                                    $     8,786     $     1,722     $      940    $    2,245    $    3,466
    Long-term borrowings                                             970             787            841           722           681
    Minority interest                                              1,028             948            968           823           816
    Share owners' equity                                          63,706          54,824         50,492        42,557        38,880
-----------------------------------------------------------------------------------------------------------------------------------
       Total capital invested                                $    74,490     $    58,281     $   53,241    $   46,347    $   43,843
===================================================================================================================================
    Return on average total capital invested
       excluding effect of accounting changes                       24.5%           27.0%          27.4%         25.8%         23.9%
    Borrowings as a percentage of total capital invested            13.1%            4.3%           3.3%          6.4%          9.5%
    Working capital (a)                                      $     3,821     $    (2,398)    $      799    $    3,922    $    5,038
    Additions to property, plant and equipment                     2,386           2,876          2,536         2,036         2,047
    Employees at year end
       United States                                             125,000         125,000        131,000       124,000       125,000
       Other countries                                            94,000          94,000         92,000        86,000        82,000
-----------------------------------------------------------------------------------------------------------------------------------
       Total employees                                           219,000         219,000        223,000       210,000       207,000
===================================================================================================================================
GECS DATA
    Revenues                                                 $    58,187     $    58,353     $   66,177    $   55,749    $   48,694
    Earnings before accounting changes                             4,626           5,586          5,192         4,443         3,796
    Cumulative effect of accounting changes                       (1,015)           (169)          --            --            --
    Net earnings                                                   3,611           5,417          5,192         4,443         3,796
    Share owner's equity                                          36,929          28,590         23,022        20,321        19,727
    Minority interest                                              4,445           4,267          3,968         4,391         3,459
    Total borrowings                                             270,962         239,935        205,371       200,025       172,200
    Ratio of debt to equity at GE Capital                         6.58:1          7.31:1         7.53:1        8.44:1        7.86:1
    Total assets                                             $   489,828     $   425,484     $  370,636    $  345,018    $  303,297
    Insurance premiums written                                    16,999          15,843         16,461        13,624        11,865
    Employees at year end
       United States                                              40,000          33,000         37,000        43,000(b)     38,000
       Other countries                                            56,000          58,000         53,000        57,000        48,000
-----------------------------------------------------------------------------------------------------------------------------------
       Total employees                                            96,000          91,000         90,000       100,000        86,000
===================================================================================================================================
Transactions between GE and GECS have been eliminated from the consolidated information.

(a) Working capital is defined as the sum of receivables from the sales of goods and services, plus inventories, less trade accounts payable and progress collections.
(b) Excludes employees of Montgomery Ward in 1999.


REVENUE RECOGNITION ON LONG-TERM AGREEMENTS to provide product services (product services agreements) requires estimates of profits over the multi-year terms of such agreements, considering factors such as the frequency and extent of future monitoring, maintenance and overhaul events; cost of personnel; spare parts and other resources required to perform the services; and future cost changes. We routinely review estimates under product services agreements and regularly revise them to adjust for changes in outlook. Revisions that affect a product services agreement’s total estimated profitability will also result in an immediate adjustment of earnings. We also regularly assess customer credit risk inherent in the carrying amounts of contract costs and estimated earnings and provide for losses when they are incurred. Carrying amounts for product services agreements in progress at December 31, 2002 and 2001, were $2.9 billion and $2.3 billion, respectively, and are included in “contract costs and estimated earnings” in note 17. Adjustments to earnings resulting from revisions to estimates on product services agreements have been insignificant for each of the years in the three-year period ended December 31, 2002.

INSURANCE LIABILITIES AND RESERVES differ for short and long-duration insurance contracts. Short-duration contracts such as property and casualty policies are accounted for based on actuarial estimates of losses inherent in that period’s claims, including losses for which claims have not yet been reported. Short-duration contract loss estimates rely on actuarial observations of ultimate loss experience for similar historical events. Measurement of long-duration insurance liabilities (such as term and whole life insurance policies) is also based on approved actuarial techniques that include assumptions about mortality, lapse rates and future yield on related investments. Historical insurance industry experience indicates that a greater degree of inherent variability exists in assessing the ultimate amount of losses under short-duration property and casualty contracts than exists for long-duration mortality exposures. This inherent variability is particularly significant for liability-related exposures, including latent claims issues (such as asbestos and environmental related coverage disputes), because of the extended period of time—often many years—that transpires between when a given claim event occurs and the ultimate full settlement of such claim. This situation is then further exacerbated for reinsurance entities (as opposed to primary insurers) due to coverage often being provided on an “excess-of-loss” basis and the resulting lags in receiving current claims data. GECS insurance liabilities, reserves and annuity benefits within the Insurance segment totaled $135.9 billion at year-end 2002. Of that total, $30.6 billion ($20.9 billion net of reinsurance recoverables) related to unpaid claims and claims adjustment expenses under short-duration insurance contracts of which ERC’s share approximated $26.6 billion ($17.4 billion net of reinsurance recoverables).

        We continually evaluate the potential for changes in loss estimates with the support of qualified reserving actuaries and use the results of these evaluations both to adjust recorded reserves and to proactively modify underwriting criteria and product offerings. For actuarial analysis purposes, reported and paid claims activity is segregated into several hundred reserving segments, each having differing historical settlement trends. A variety of actuarial methodologies are then applied to the underlying data for each of these reserving segments in arriving at an estimated range of “reasonably possible” loss scenarios. Factors such as line of business, length of historical settlement pattern, recent changes in underwriting standards and unusual trends in reported claims activity will generally affect which actuarial methodologies are given more weight for purposes of determining the “best estimate” of ultimate losses in a particular reserving segment. As discussed on pages 18-19, in recent periods and continuing throughout 2002, the level of reported claims activity related to prior year loss events, particularly for liability-related exposures underwritten in 1997 through 2001 at ERC, has been significantly higher than anticipated. Full consideration of these trends was incorporated into a comprehensive reserve study completed in the fourth quarter of 2002.

PENSION ASSUMPTIONS. Pension benefit obligations and the related effects on operations are calculated using actuarial models. Two critical assumptions, discount rate and expected return on assets, are important elements of plan expense and/or liability measurement. We evaluate these critical assumptions at least annually. Other assumptions involve demographic factors such as retirement, mortality and turnover. These assumptions are evaluated periodically and are updated to reflect our experience. Of course, actual results in any given year will often differ from actuarial assumptions because of economic and other factors.


        The discount rate enables us to state expected future cash flows at a present value on the measurement date. We have little latitude in selecting this rate, as it is required to represent the market rate for high-quality fixed income investments. A lower discount rate increases the present value of benefit obligations and increases pension expense. For our principal plans, a 50 basis point decrease in the discount rate would increase pension expense by approximately $180 million. We reduced our discount rate from 7 1/4% to 6 3/4% for 2003 to reflect market interest rate conditions.

        To determine the expected long-term rate of return on pension plan assets, we consider the current and expected asset allocations, as well as historical and expected returns on various categories of plan assets. A 50 basis point decrease in the expected return on assets of principal plans would increase pension expense on our principal plans by approximately $240 million per year. We assumed that long-term returns on our pension plans were 8 1/2% in 2002 and 9 1/2% in 2001 and 2000. Further information on our principal pension plans is provided on pages 8-9 of Management’s Discussion and Analysis under the caption Principal Costs and Expenses for GE. Note 6 to the consolidated financial statements includes disclosure of these assumptions.

OTHER LOSS CONTINGENCIES are recorded as liabilities when it is probable that a liability has been incurred and the amount of the loss is reasonably estimable. Disclosure is required when there is a reasonable possibility that the ultimate loss will exceed the recorded provision. Contingent liabilities are often resolved over long time periods. Estimating probable losses requires analysis of multiple forecasts that often depend on judgments about potential actions by third parties such as regulators.

OTHER SIGNIFICANT ACCOUNTING POLICIES, not involving the same level of measurement uncertainties as those discussed above, are nevertheless important to an understanding of the financial statements. Policies related to revenue recognition, financial instruments and business combinations require difficult judgments on complex matters that are often subject to multiple sources of authoritative guidance. Certain of these matters are among topics currently under re-examination by accounting standard setters and regulators. Although no specific conclusions reached by these standard setters appear likely to cause a material change in our accounting policies, outcomes cannot be predicted with confidence. Also see note 1, Summary of Significant Accounting Policies, which discusses accounting policies that we have selected from acceptable alternatives.


NOTE 10

GE CURRENT RECEIVABLES
December 31 (In millions)	2002	2001

Aircraft Engines	$ 1,841	$ 1,976
Consumer Products	734	605
Industrial Products and Systems	1,041	691
Medical Systems	1,411	1,234
NBC	891	335
Plastics	821	740
Power Systems	3,754	3,587
Specialty Materials	421	268
Transportation Systems	165	185
Corporate items and eliminations	347	546

	11,426	10,167
Less allowance for losses	(453)	(362)

	$ 10,973	$ 9,805

Receivables balances at December 31, 2002 and 2001, before allowance for losses, included $6,269 million and $5,893 million, respectively, from sales of goods and services to customers, and $304 million and $447 million, respectively, from transactions with associated companies.

      Current receivables of $344 million at year-end 2002 and $270 million at year-end 2001 arose from sales, principally of aircraft engine goods and services, on open account to various agencies of the U.S. government, which is our largest single customer. About 4%, 4% and 3% of our sales of goods and services were to the U.S. government in 2002, 2001 and 2000, respectively.


NOTE 16

INTANGIBLE ASSETS
December 31 (In millions)	2002	2001

GE
Goodwill	$20,044	$12,354
Capitalized software	1,559	1,435
Other intangibles	1,446	578

	23,049	14,367

GECS
Goodwill	19,094	15,933
Present value of future profits (PVFP)	2,457	2,198
Capitalized software	894	901
Other intangibles	686	1,725

	23,131	20,757

Total	$46,180	$35,124

GE intangible assets are net of accumulated amortization of $5,203 million in 2002 and $4,772 million in 2001. GECS intangible assets are net of accumulated amortization of $10,603 million in 2002 and $9,963 million in 2001.

INTANGIBLE ASSETS SUBJECT TO AMORTIZATION

	2002		2001

December 31 (In millions)	Gross carrying amount	Accumulated amortization	Gross carrying amount	Accumulated amortization

Present value of future profits (PVFP)	$ 5,261	$(2,804)	$ 4,744	$(2,546)
Capitalized software	4,269	(1,816)	3,660	(1,324)
Servicing assets (a)	3,582	(3,240)	3,768	(2,629)
Patents, licenses and other	2,250	(675)	1,344	(550)
All other	556	(341)	708	(338)

Total	$15,918	$(8,876)	$14,224	$(7,387)

(a) Servicing assets, net of accumulated amortization, are associated primarily with serviced residential mortgage loans amounting to $33 billion and $59 billion at December 31, 2002 and 2001, respectively.

Consolidated amortization expense related to intangible assets, excluding goodwill, for 2002 and 2001 was $1,999 million and $1,386 million, respectively. The estimated percentage of the December 31, 2002, net PVFP balance to be amortized over each of the next five years follows.

2003	2004	2005	2006	2007

11.2%	9.7%	8.7%	7.6%	6.7%


Amortization expense for PVFP in future periods will be affected by acquisitions, realized capital gains/losses or other factors affecting the ultimate amount of gross profits realized from certain lines of business. Similarly, future amortization expense for other intangibles will depend on acquisition activity and other business transactions.

     The amount of goodwill amortization included in net earnings (net of income taxes) in 2001 and 2000 was $499 million and $439 million for GE and $552 million and $620 million for GECS, respectively.

     The effects on earnings and earnings per share of excluding such goodwill amortization from 2001 and 2000 follow.

	Consolidated			GE			GECS

(In millions; per-share amounts in dollars)	2002	2001	2000	2002	2001	2000	2002	2001	2000

Net earnings, as reported	$14,118	$13,684	$12,735	$14,118	$13,684	$12,735	$3,611	$5,417	$5,192
Net earnings, excluding goodwill amortization	$14,118	$14,735	$13,794	$14,118	$14,735	$13,794	$3,611	$5,969	$5,812

	Diluted			Basic

	2002	2001	2000	2002	2001	2000

Earnings per share, as reported	$1.41	$1.37	$1.27	$1.42	$1.38	$1.29
Earnings per share, excluding goodwill amortization	$1.41	$1.47	$1.37	$1.42	$1.48	$1.39

Goodwill balances, net of accumulated amortization, follow.

	2002

	Balance January 1	Transition impairment	Acquired	Foreign exchange and other	Balance December 31

Aircraft Engines	$ 1,916	$ --	$ 345	$ 25	$ 2,286
Commercial Finance	6,235	--	1,684	68	7,987
Consumer Finance	3,826	--	1,286	450	5,562
Consumer Products	393	--	--	3	396
Equipment Management	1,160	--	31	51	1,242
Industrial Products and Systems	772	--	1,585	15	2,372
Insurance	3,372	--	542	262	4,176
Medical Systems	2,408	--	430	60	2,898
NBC	2,568	--	2,373	--	4,941
Plastics	1,703	--	151	3	1,857
Power Systems	1,948	--	942	205	3,095
Specialty Materials	220	--	1,424	(1)	1,643
Transportation Systems	426	--	127	3	556
All Other GECS	1,340	(1,204)	--	(9)	127

Total	$28,287	$(1,204)	$10,920	$ 1,135	$39,138


NOTE 27

OPERATING SEGMENTS

REVENUES
	Total revenues			Intersegment revenues			External revenues

For the years ended December 31 (In millions)	2002	2001	2000	2002	2001	2000	2002	2001	2000

Aircraft Engines	$11,141	$11,389	$10,779	$1,018	$1,282	$687	$10,123	$10,107	$10,092
Commercial Finance	17,781	15,759	15,333	55	37	77	17,726	15,722	15,256
Consumer Finance	10,266	9,508	9,320	12	12	4	10,254	9,496	9,316
Consumer Products	8,456	8,435	8,717	89	89	103	8,367	8,346	8,614
Equipment Management	4,254	4,401	4,969	83	90	24	4,171	4,311	4,945
Industrial Products and Systems	7,441	6,742	6,628	859	834	624	6,582	5,908	6,004
Insurance	23,296	23,890	24,766	2	13	2	23,294	23,877	24,764
Medical Systems	8,955	8,409	7,275	2	2	1	8,953	8,407	7,274
NBC	7,149	5,769	6,797	--	--	--	7,149	5,769	6,797
Plastics	5,245	5,252	6,013	7	(2)	19	5,238	5,254	5,994
Power Systems	22,926	20,211	14,861	192	152	144	22,734	20,059	14,717
Specialty Materials	2,406	1,817	2,007	18	23	27	2,388	1,794	1,980
Transportation Systems	2,314	2,355	2,263	20	4	3	2,294	2,351	2,260
All Other GECS	2,590	4,795	11,789	(152)	(152)	(107)	2,742	4,947	11,896
Corporate items and eliminations	(2,522)	(2,819)	(1,664)	(2,205)	(2,384)	(1,608)	(317)	(435)	(56)

Consolidated Revenues	$131,698	$125,913	$129,853	$--	$--	$--	$131,698	$125,913	$129,853

Revenues of GE businesses include income from sales of goods and services to customers and other income. Sales from one company component to another generally are priced at equivalent commercial selling prices.

Revenues originating from operations based in the United States were $90,954 million, $85,999 million and $87,463 million in 2002, 2001 and 2000, respectively. Revenues originating from operations based outside the United States were $40,744 million, $39,914 million and $42,390 million in 2002, 2001 and 2000, respectively.


	Assets			Property, plant and equipment additions (including equipment leased to others) (a)			Depreciation and amortization

	At December 31			For the years ended December 31			For the years ended December 31

(In millions)	2002	2001	2000	2002	2001	2000	2002	2001	2000

Aircraft Engines	$10,326	$9,972	$10,006	$304	$402	$416	$310	$313	$286
Commercial Finance	194,245	169,869	123,754	7,456	8,838	5,732	2,056	1,465	1,172
Consumer Finance	76,965	62,978	57,018	221	195	184	232	178	289
Consumer Products	5,165	5,366	4,963	266	390	351	364	332	304
Equipment Management	25,222	24,940	23,084	1,902	4,282	4,800	1,391	1,473	1,394
Industrial Products and Systems	6,891	4,547	4,337	361	186	220	256	186	178
Insurance	182,297	155,500	144,716	71	37	103	432	502	1,208
Medical Systems	7,573	6,625	5,646	170	177	174	247	177	126
NBC	10,401	5,572	5,136	252	64	99	109	94	77
Plastics	9,137	8,367	7,942	602	656	436	497	433	388
Power Systems	15,835	13,237	11,759	731	774	657	505	328	265
Specialty Materials	4,277	2,150	2,123	325	158	137	161	124	119
Transportation Systems	2,102	1,998	1,310	44	52	137	67	59	50
All Other GECS	11,099	12,197	22,064	1,354	392	615	207	379	567
Corporate items and eliminations (b)	13,709	11,705	13,148	110	130	92	160	1,408	1,469

Consolidated totals	$575,244	$495,023	$437,006	$14,169	$16,733	$14,153	$6,994	$7,451	$7,892

(a)  Additions to property, plant and equipment include amounts relating to principal businesses purchased.

(b)  Depreciation and amortization includes $1,252 million and $1,346 million of goodwill amortization in 2001 and 2000, respectively, and $64 million of unallocated RCA goodwill amortization in 2001 and 2000 that relates to NBC.

Property, plant and equipment associated with operations based in the United States were $19,778 million, $18,557 million and $19,133 million at year-end 2002, 2001 and 2000, respectively. Property, plant and equipment associated with operations based outside the United States were $27,426 million, $23,583 million and $20,882 million at year-end 2002, 2001 and 2000, respectively.

Basis for presentation

Our operating businesses are organized based on the nature of products and services provided. Segment accounting policies are the same as described in note 1.

     A description of our operating segments can be found on pages 110-111 and details of segment profit by operating segment can be found on page 23 of this report.


Our Businesses

A description of operating segments for General Electric Company and consolidated affiliates follows.

Aircraft Engines

Jet engines and replacement parts and repair and maintenance services for all categories of commercial aircraft (short/medium, intermediate and long-range); for a wide variety of military aircraft, including fighters, bombers, tankers and helicopters; and for executive and commuter aircraft. Products and services are sold worldwide to airframe manufacturers, airlines and government agencies. Also includes aircraft engine derivatives, used as marine propulsion and industrial power sources; the latter is also reported in Power Systems.

Commercial Finance

Loans, financing and operating leases, and other services for customers, including manufacturers, distributors and end-users, for a variety of equipment and major capital assets including industrial facilities and equipment, energy-related facilities, commercial and residential real estate loans and investments, vehicles, aircraft, and equipment used in construction, manufacturing, data processing and office applications, electronics and telecommunications, and healthcare.

Consumer Finance

Private-label credit card loans, personal loans, time sales and revolving credit, residential mortgage financing and inventory financing for retail merchants, and auto leasing and inventory financing.

Consumer Products

Major appliances and related services for products such as refrigerators, freezers, electric and gas ranges, cooktops, dishwashers, clothes washers and dryers, microwave ovens, room air conditioners and residential water system products. Distributed to both retail outlets and direct to consumers, mainly for the replacement market, and to building contractors and distributors for new installations. Lighting products include a wide variety of lamps, lighting fixtures and wiring devices. Products and services are sold in North America and in global markets under various GE and private-label brands.

Equipment Management

Leases, loans, sales and asset management services for portfolios of commercial and transportation equipment, including tractors, trailers, auto fleets, railroad rolling stock, intermodal shipping containers and modular space units.


Industrial Products and Systems

Electrical distribution and control equipment (including power delivery and control products such as transformers, meters, relays, capacitors and arresters); measurement and sensing equipment (products and subsystems for sensing temperatures, humidity and pressure); security equipment and systems (including card access systems, video and sensor monitoring equipment and integrated facility monitoring systems); electric motors and related products; a broad range of electrical and electronic industrial automation products (including drive systems); installation, engineering and repair services, which includes management and technical expertise for large projects such as process control systems; and GE Supply, a network of electrical supply houses. Markets are extremely diverse. Products and services are sold to commercial and industrial end users, including utilities, to original equipment manufacturers, to electrical distributors, to retail outlets, to railways and to transit authorities. Increasingly, products and services are developed for and sold in global markets.

Insurance

U.S. and international multiple-line property and casualty reinsurance, certain directly written specialty insurance and life reinsurance, consumer investment, insurance and retirement services, financial guaranty insurance, principally on municipal bonds and asset-backed securities, and private mortgage insurance.

Medical Systems

Medical imaging systems such as magnetic resonance (MR) and computed tomography (CT) scanners, x-ray, nuclear imaging and ultrasound, as well as diagnostic cardiology and patient monitoring devices; related services, including equipment monitoring and repair, computerized data management and customer productivity services. Products and services are sold worldwide to hospitals and medical facilities.

Plastics

High-performance engineered plastics used in applications such as automobiles and housings for computers and other business equipment and ABS resins. Products and services are sold worldwide to a diverse customer base consisting mainly of manufacturers.

NBC

Principal businesses are the furnishing of U.S. network television services to more than 220 affiliated stations, production of television programs, operation of 28 VHF and UHF television broadcasting stations, operation of four cable/satellite networks around the world, and investment and programming activities in the Internet, multimedia and cable television.

Power Systems

Power plant products and services, including design, installation, operation and maintenance services sold into global markets. Gas turbines, steam turbines, generators and related services including total asset optimization solutions and equipment upgrades are sold to power generation and other industrial customers. Renewable energy solutions including wind turbines and hydro. Advanced turbomachinery products and related services for the oil and gas market, also including total pipeline integrity solutions. Substation automation and network solutions sold to power transmission and distribution customers. Also includes portable and rental power plants, nuclear reactors, fuel and nuclear support services.

Specialty Materials

Silicones; superabrasive industrial diamonds; quartz products; and laminates. Also includes engineered specialty chemical treatment programs for water and process systems in industrial, commercial and institutional facilities worldwide. Products and services are sold worldwide to a diverse customer base consisting mainly of manufacturers.

Transportation Systems

Transportation systems products and maintenance services (including diesel and electric locomotives, transit propulsion equipment, motorized wheels for off-highway vehicles, and railway signaling communications systems);

All Other GECS

GECS activities and businesses that we have chosen not to allocate to one of the four GECS segments, including IT Solutions, GE Auto & Home, GE Equity, AFS, Americom, Wards and other asset impairments and product line exits.